Form 10-K, Exhibit 13
period 1998-12-31
FIRST MARINER BANCORP
filed 1999-03-31
CIK 946090

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

    The principal objective of this financial review is to provide a discussion and an overview of the financial condition and results of operations of the First Mariner Bancorp and its subsidiaries for the years ended December 31, 1998, 1997 and 1996. This discussion should be read in conjunction with the accompanying financial statements and related notes as well as statistical information included in the report.
    First Mariner Bancorp ("The Company") through its wholly owned subsidiary, First Mariner Bank ("the Bank"), offers consumer and commercial banking services throughout central Maryland. The Bank offers mortgage lending services through its wholly-owned subsidiary, First Mariner Mortgage Corporation ("FMMC").

OVERVIEW
    The Company is a bank holding company incorporated under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Company was organized in 1994 and has implemented a strategy of building a branch network in its core market area. This strategy is intended to position the Bank to optimize the opportunities that management believes have been created by dislocations caused by the widespread consolidations among local banks with large out-of-state acquirers.
    The Company recorded net income of $1,123,000 for 1998, a 208% increase over the $365,000 recorded in 1997. The 1998 results continue to reflect the cost of the Company's expansion strategy as the Bank has grown to twenty-two retail banking branches, and four residential mortgage lending offices. The results also reflect tax benefits realized during 1998. Basic net income per share for the year ended December 31, 1998 was $0.36 per share compared to $0.12 in 1997 and a net loss of $1.56 per share for the year ended December 31, 1996. On May 12, 1998, the Board of Directors declared a 10% stock dividend. Average shares outstanding and all per share amounts are based on the increased number of shares giving retroactive effect to the stock dividend.

    NET INTEREST INCOME/MARGINS - The primary source of earnings for the Company is net interest income, which is the difference between income earned on interest-earning assets, such as loans and investment securities, and interest expense incurred on the interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") and the rate spreads between the interest-earning assets and the Company's funding sources.
    Net interest income increased to $12,022,000 for 1998, a 55.1% increase from the net interest income of $7,753,000 earned for 1997. Earning assets averaged $326,261,000 for 1998, a 98.6% increase as compared to $164,312,000 for 1997.
The increase in net interest income was due to the growth of the loan and investment portfolios. Average loans increased by 60.1% to $199,761,000 and average investments and interest-bearing bank balances increased by 212.4% to $116,737,000. The increase in loans reflects the Company's expansion of its commercial and real estate lending activities among middle market borrowers in the Baltimore-Washington area, the growth of the Bank's mortgage banking subsidiary, FMMC and increased emphasis on consumer lending. The increase in investments was primarily the result of the Bank's adoption of a leverage strategy after issuing $21.45 million of trust preferred securities in mid 1998. This strategy consisted of increasing the Bank's investment portfolio, especially mortgage backed securities, which were funded primarily with long term borrowings and FHLB advances. This asset growth was funded by an increase in average deposits of $81,918,000 or 57.9% and an 1,241.8% increase in average borrowings or $87,811,000. The increase in deposits was due to the aggressive expansion of the Company's retail banking network to

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

twenty-two branches and the introduction of new checking, money market and certificate of deposit products.
    Interest income on loans increased to $18,165,000 for 1998 which represents an increase of $6,211,000 or 52.0% from $11,954,000 for 1997. Interest income on investments and interest-bearing bank balances increased to $8,156,000 for 1998 which represents an increase of $5,792,000 or 245.0% from $2,364,000. Interest expense on deposits increased to $9,081,000 for 1998, an increase of $2,939,000 or 47.8% from $6,142,000 for 1997. Interest expense on borrowings increased to $5,218,000 for 1998, an increase of $4,795,000 or 1,133.6% from $423,000 for
1997. The increase in borrowings was primarily to fund the Bank's leverage strategy and the increase in the investment portfolio.
    Despite a lower interest rate spread (which is the difference between the yield on earning assets and the cost of interest-bearing liabilities) and net interest margin for the Company, net interest income improved in 1998 due to the overall increase in average earning assets.
    The key performance measure for net interest income is the "net interest margin", or net interest income divided by average earning assets. The Company's net interest margin is affected by loan pricing, mix of earning assets, and the distribution and pricing of deposits and borrowings. The Company's net interest margin was 3.68% for the year ended December 31, 1998 as compared to 4.72% for 1997. The net margin decreased primarily due to increased borrowings and investments by the Company as it implemented its leverage strategy. These investments and borrowings have a lower spread than the loan and deposit portfolios. The net margin also decreased due to a decrease in average loans as a percentage of total average earning assets from 75.9% in 1997 to 61.2% in 1998 and the decline in yield on the loan portfolio.
    Table 1: "Comparative Average Balances-Yields and Rates" below indicates the Company's average volume of interest-earning assets and interest-bearing liabilities and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume and mix of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities and the availability of particular sources of funds, such as noninterest bearing deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 1: COMPARATIVE AVERAGE BALANCES (1) YIELDS AND RATES

                                                               1998                             1997
                                                  -------------------------------  -------------------------------
                                                   AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
             (DOLLARS IN THOUSANDS)                BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
------------------------------------------------------------------------------------------------------------------
Assets:
  Loans (net of unearned income) (1)              $ 199,761  $  18,165      9.09%  $ 124,794  $  11,954      9.58%
  Mortgage-backed securities available for sale      91,762      6,089      6.64%      7,527        521      6.92%
  Interest-bearing bank balances                      9,513        471      4.95%     21,137      1,212      5.73%
  Treasury notes and agencies held to maturity        7,836        468      5.97%      8,704        535      6.15%
  Trust preferred securities                          7,626        644      8.44%
  Other earning assets                                9,763        484      4.96%      2,150         96      4.47%
------------------------------------------------------------------------------------------------------------------
  Total earning assets                              326,261     26,321      8.07%    164,312     14,318      8.71%
------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                          (1,923)                          (1,441)
  Other assets                                       23,346                           13,412
------------------------------------------------------------------------------------------------------------------
  Total assets                                    $ 347,684                        $ 176,283
------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
  Deposits:
  Passbook/Savings                                $  10,427        281      2.69%  $   7,194        195      2.71%
  NOW/MMDA                                           96,297      3,993      4.15%     35,242      1,311      3.72%
  Certificates                                       85,895      4,807      5.60%     82,552      4,636      5.62%
------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                   192,619      9,081      4.71%    124,988      6,142      4.91%
  Other borrowed funds                               94,882      5,218      5.50%      7,071        423      5.98%
------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                287,501     14,299      4.97%    132,059      6,565      4.97%
  Noninterest-bearing demand deposits                30,661                           16,374
  Other liabilities                                   1,915                            1,533
  Stockholders' equity                               27,607                           26,317
------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity      $ 347,684                        $ 176,283
------------------------------------------------------------------------------------------------------------------
  Interest rate spread                                                      3.10%                            3.74%
    (Average yield less average rate)
------------------------------------------------------------------------------------------------------------------
  Net interest income                                        $  12,022                        $   7,753
    (Interest income less interest expense)
------------------------------------------------------------------------------------------------------------------
  Net Interest Margin                                                       3.68%                            4.72%
    (Net interest income/total earning assets)
------------------------------------------------------------------------------------------------------------------

(Continued)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                                                                        1996
                                                                          ---------------------------------
                                                                           AVERAGE     INCOME/     YIELD/
                         (DOLLARS IN THOUSANDS)                            BALANCE     EXPENSE      RATE
-----------------------------------------------------------------------------------------------------------
Assets:
  Loans (net of unearned income) (1)                                      $  64,706   $   6,177       9.55%
  Mortgage-backed securities available for sale                                   -           -           -
  Interest-bearing bank balances                                              8,878         525       5.91%
  Treasury notes and agencies held to maturity                                   88           5       5.68%
  Other earning assets                                                          798          29       3.63%
-----------------------------------------------------------------------------------------------------------
  Total earning assets                                                       74,470       6,736       9.05%
-----------------------------------------------------------------------------------------------------------
  Allowance for loan losses                                                    (670)
  Other assets                                                                8,514
-----------------------------------------------------------------------------------------------------------
  Total assets                                                            $  82,314
-----------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
  Deposits:
  Passbook/Savings                                                        $   4,635         139       3.00%
  NOW/MMDA                                                                   12,588         353       2.80%
  Certificates                                                               43,391       2,507       5.78%
-----------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                            60,614       2,999       4.95%
  Other borrowed funds                                                        1,950         108       5.54%
-----------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                                         62,564       3,107       4.97%
  Noninterest-bearing demand deposits                                         7,753
  Other liabilities                                                           1,967
  Stockholders' equity                                                       10,030
-----------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                              $  82,314
-----------------------------------------------------------------------------------------------------------
  Interest rate spread                                                                                4.08%
    (Average yield less average rate)
-----------------------------------------------------------------------------------------------------------
  Net interest income                                                                 $   3,629
    (Interest income less interest expense)
-----------------------------------------------------------------------------------------------------------
  Net Interest Margin                                                                                 4.87%
    (Net interest income/total earning assets)
-----------------------------------------------------------------------------------------------------------

(1) Loans on non-accrual status are included in the calculation of average balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

    Table 2: "Rate/Volume Variance" below indicates the changes in the Company's net interest income as a result of changes in volume and rates. Changes in interest income and interest expense can result from variances in both volume and rates. The Company has an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to optimize interest margins and to provide adequate liquidity for anticipated needs.

TABLE 2: RATE/VOLUME ANALYSIS

                                                                      YEAR ENDED DECEMBER 31, 1998
                                                                               COMPARED TO
                                                                      YEAR ENDED DECEMBER 31, 1997
                                                                  -------------------------------------
                                                                          VARIANCE
                                                                     DUE TO CHANGES IN
                                                                  ------------------------      NET
                                                                     AVERAGE      AVERAGE    INCREASE/
                     (DOLLARS IN THOUSANDS)                          VOLUME        RATE     (DECREASE)
-------------------------------------------------------------------------------------------------------
Interest income:
  Loans (net of unearned income)                                    $   6,817    $    (606)  $   6,211
  Mortgage-backed securities available for sale                         5,590          (22)      5,568
  Interest-bearing bank balances                                         (576)        (165)       (741)
  Treasury notes and agencies held to maturity                            (52)         (15)        (67)
  Trust preferred securities                                              644            -         644
  Other earning assets                                                    377           11         388
  Total interest income (1)                                            13,065       (1,062)     12,003
Interest expense:
  Passbook/Savings                                                         87           (1)         86
  NOW/MMDA                                                              2,532          150       2,682
  Certificates                                                            187          (16)        171
  Other borrowed funds                                                  4,829          (34)      4,795
  Total interest expense (1)                                            7,731            3       7,734
-------------------------------------------------------------------------------------------------------
  Change in net interest income (1)                                     5,334       (1,065)  $   4,269
-------------------------------------------------------------------------------------------------------

(Continued)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                                                      YEAR ENDED DECEMBER 31, 1997
                                                                               COMPARED TO
                                                                      YEAR ENDED DECEMBER 31, 1996
                                                                  -------------------------------------
                                                                          VARIANCE
                                                                     DUE TO CHANGES IN
                                                                  ------------------------
                                                                                                NET
                                                                     AVERAGE      AVERAGE    INCREASE/
                     (DOLLARS IN THOUSANDS)                          VOLUME        RATE     (DECREASE)
-------------------------------------------------------------------------------------------------------
Interest income:
  Loans (net of unearned income)                                    $   5,758    $      19   $   5,777
  Mortgage-backed securities available for sale                           521            -         521
  Interest-bearing bank balances                                          703          (16)        687
  Treasury notes and agencies held to maturity                            530            -         530
  Other earnings assets                                                    60            7          67
  Total interest income (1)                                             8,141         (559)      7,582
Interest expense:
  Passbook/Savings                                                         69          (13)         56
  NOW/MMDA                                                                843          115         958
  Certificates                                                          2,199          (70)      2,129
  Other borrowed funds                                                    306            9         315
  Total interest expense (1)                                            3,458            -       3,458
-------------------------------------------------------------------------------------------------------
  Change in net interest income (1)                                     4,683         (559)  $   4,124
-------------------------------------------------------------------------------------------------------

(1) Volume and rate variances are not additive due to the change in product mix. Changes due to product mix (i.e. combined rate/volume variances) are reflected in the "Average Rate" column.

    NONINTEREST INCOME - Noninterest income is principally derived from mortgage banking activities, service fees on deposit accounts, ATM fees and gains on sale of investment securities. Noninterest income for year ended December 31, 1998 was $5,595,000 as compared to $2,351,000 for the year ended December 31, 1997, an increase of $3,244,000 or 138.0%. The increase was due primarily to increased service fees on deposits and gain on sale of residential mortgage loans. Gain on sale of loans increased $1,014,000 or 235.8% from the year ended December 31, 1997 to December 31 1998. This was largely the result of an increase in residential mortgage production to $239,400,000 in 1998 from $79,600,000 in 1997 and the sale of most of the originations to investors in the secondary market.
    Deposit services charges rose 183.7% over the prior year primarily due to a 66.1% increase in demand deposits accounts and increases in pricing. These increases in activity are the result of the expanding branch network and continued promotion and sales efforts for the new retail deposit products.
    In addition, a net gain of $738,000 was realized on the sales of securities in 1998 compared to a net gain of $479,000 for 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 3: NONINTEREST INCOME

                                                                                    YEARS ENDED DECEMBER 31,
                                                                              -------------------------------------
                           (DOLLARS IN THOUSANDS)                                1998         1997         1996
-------------------------------------------------------------------------------------------------------------------
Gain on sale of loans                                                          $   1,444    $     430    $     303
Service fees on deposits                                                           2,454          865          337
Gain on securities, net                                                              738          479          330
Other operating income                                                               959          577          104
-------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                     $   5,595    $   2,351    $   1,074
-------------------------------------------------------------------------------------------------------------------
Noninterest income as a percent of average total assets                             1.6%         1.3%         1.3%
-------------------------------------------------------------------------------------------------------------------

    NONINTEREST EXPENSE - Noninterest expense totaled $16,245,000 for the year ended December 31, 1998 as compared to $9,459,000 for 1997, an increase of $6,786,000 or 71.7%. This increase reflects management's continued emphasis on growth through branching as well as significant increases in loans, deposits and mortgage banking activities.
    Salaries and benefits increased $3,261,000 or 74.6% primarily due to additional staffing as a result of the branch and mortgage banking expansion programs. Also, additional employees were hired to support the loan, deposit and branch growth. Occupancy costs grew for 1998 by $587,000 or 46.3% when compared to the prior year. This increase is due to the additional branches as well as additional space requirements at the headquarters facilities. Furniture and fixtures expense increased for the year ended 1998 by $429,000 or 118.8% due to the addition of new branches and mortgage offices and increases in technology costs.
    The increase in other expense was primarily due to additional branch locations, expansion of FMMC and higher volume of loans, deposits and transactions. While total noninterest expense increased $6,786,000, noninterest expense as a percent of average total assets continues to decrease. Noninterest expense as a percent of average total assets was 4.7% in 1998 as compared to 5.4% in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 4: NONINTEREST EXPENSE

                                                                              YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------
                        (DOLLARS IN THOUSANDS)                             1998        1997         1996
------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                           $   7,632   $   4,371    $   2,744
Net occupancy                                                                1,856       1,269          787
Deposit insurance premiums                                                     122          77          229
Furniture, fixtures and equipment                                              790         361          253
Professional services                                                          605         380          136
Advertising                                                                    683         574          380
Data processing                                                                884         533          452
ATM servicing expenses                                                         427         241          149
Office supplies                                                                255         149           48
Cleaning & maintenance                                                         418         190           41
OREO expense                                                                   157           -            -
Other                                                                        2,416       1,314          618
------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                              $  16,245   $   9,459    $   5,837
------------------------------------------------------------------------------------------------------------
Noninterest expense as a percent of average total assets                      4.7%        5.4%         7.1%
------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

INCOME TAXES
    In assessing the realizability of the deferred tax asset, management determined that the valuation allowance of $918,000 was no longer necessary. Management believes that all of the deferred tax asset will be realized based on expected future taxable income.
    The amount of the net operating loss carryforward for federal income tax purposes at December 31, 1998 approximates $1,108,000. As a result of ownership changes in 1997 and 1996, utilization of a portion of the net operating loss carryforward is subject to an annual limitation.

FINANCIAL CONDITION
    At December 31, 1998, the Company's total assets were $497,487,000 as compared to $256,984,000 at December 31, 1997, an increase of 93.6%. This increase was primarily due to the continued growth in the branching network, marketing of deposit and loan products and the adoption of a leverage strategy which increased investments and borrowings. The Bank's overall asset size and customer base, both individual and commercial, increased significantly during 1997 and this growth continued through 1998.
    Loans at December 31, 1998 were $242,725,000 as compared to $144,072,000 on December 31, 1997, which represents an increase of $98,653,000 or 68.5%.
    Total deposits were $262,311,000 at December 31, 1998, which is an increase of 33.2% from $196,962,000 at December 31, 1997. Total investments increased by $151,746,000 at December 31, 1998 compared to $41,453,000 at December 31, 1997.
This increase was primarily in mortgage backed securities as a result of a leverage strategy adopted to utilize the capital acquired through the issuance of $21.4 million of trust preferred securities in mid 1998. These investments were primarily funded by the increase in short and long term borrowings, repurchase agreements and FHLB advances which increased $150,833,000 to $181,164,000 at December 31, 1998 compared to $30,331,000 at year end, 1997.

COMPOSITION OF LOAN PORTFOLIO
    Because loans are expected to produce higher yields than investment securities and other interest-earning assets, the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin.
    Loans held for sale increased $4,426,000 at December 31, 1998 from $16,895,000 at December 31, 1997, reflecting the growth of mortgage banking activity in the Bank's mortgage banking subsidiary, First Mariner Mortgage Corporation. First Mariner Mortgage Corporation sold approximately $235,000,000 of residential mortgages during the year ended December 31, 1998.
    During 1998 average loans were $199,761,000 and constituted 61.2% of average earning assets and 57.5% of total average assets for the same period. This average loan balance represents an increase of $74,967,000 or 60.1% over 1997. During the year ended December 31, 1997, average loans were $124,794,000 and constituted 75.9% of average earning assets and 70.8% of average total assets. At December 31, 1998 the loan to deposit ratio was 92.5% compared to 73.1% as of December 31, 1997.
    The Bank's loan portfolio composition as of December 31, 1998 reflects a concentration in commercial real estate and construction loans although at a lower percentage of the total portfolio than at December 31, 1997. The following table sets forth the composition of the Bank's loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 5: LOAN PORTFOLIO COMPOSITION

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
            (DOLLARS IN THOUSANDS)                 1998       1997       1996       1995       1994
------------------------------------------------------------------------------------------------------
Type of Loans:
Commercial                                       $  55,792  $  24,119  $  17,097  $     869  $     887
Commercial real estate and construction (1)        103,439     81,039     55,888     11,475        799
Residential real estate                             63,330     34,396     17,140     16,216     16,887
Consumer                                            20,418      4,992      2,566      1,451      1,327
------------------------------------------------------------------------------------------------------
  Total loans                                      242,979    144,546     92,691     30,011     19,900
Add:
  Unamortized loan premiums                            108        140        205        284        376
Less:
  Unearned income                                      362        614        833        360        246
------------------------------------------------------------------------------------------------------
    Loans receivable                             $ 242,725  $ 144,072  $  92,063  $  29,935  $  20,030
------------------------------------------------------------------------------------------------------

(1) Net of undisbursed principal

    Approximately 41% of the Bank's loans have adjustable rates as of December 31, 1998 and approximately 60% at December 31, 1997, the majority of which are indexed to the prime rate. Interest rates on variable rate loans adjust to the current interest rate environment, whereas fixed rates do not allow this flexibility. If interest rates were to increase in the future, the interest earned on the variable rate loans would improve, and if rates were to fall the interest earned would decline, thus impacting the Company's income. See also the discussion under "Liquidity and Interest Rate Sensitivity" below. The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rate, for the Bank's loan portfolio at December 31, 1998, 1997 and 1996. Some of the loans may be renewed or repaid prior to maturity. Therefore, the following table should not be used as a forecast of future cash collections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 6: MATURITY SCHEDULE OF SELECTED LOANS

                                                                 DECEMBER 31, 1998
                                              --------------------------------------------------------
                                                UP TO     MORE THAN    5 YEARS
                                                 ONE       1 YEAR        TO        10 +
           (DOLLARS IN THOUSANDS)               YEAR     TO 5 YEARS   10 YEARS     YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                       $   1,055   $   3,256   $     769  $  58,250  $   63,330
Commercial real estate
  and construction                               57,779      26,742      15,069      3,849     103,439
Commercial                                       18,202      24,056      11,398      2,136      55,792
Consumer                                          1,081       4,302      10,668      4,367      20,418
------------------------------------------------------------------------------------------------------
  Total                                       $  78,117   $  58,356   $  37,904  $  68,602  $  242,979
------------------------------------------------------------------------------------------------------
Fixed interest rate                           $  29,853   $  52,695   $  22,480  $  39,332  $  144,360
Variable interest rate                           48,264       5,661      15,424     29,270      98,619
------------------------------------------------------------------------------------------------------
  Total                                       $  78,117   $  58,356   $  37,904  $  68,602  $  242,979
------------------------------------------------------------------------------------------------------


                                                                 DECEMBER 31, 1997
                                              --------------------------------------------------------
                                                UP TO     MORE THAN    5 YEARS
                                                 ONE       1 YEAR        TO        10 +
           (DOLLARS IN THOUSANDS)               YEAR     TO 5 YEARS   10 YEARS     YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                       $   2,568   $   2,008   $   1,811  $  28,009  $   34,396
Commercial real estate
  and construction                               41,499      25,658      12,628      1,254      81,039
Commercial                                        9,111       8,303       6,303        402      24,119
Consumer                                            696         970       3,254         72       4,992
------------------------------------------------------------------------------------------------------
  Total                                       $  53,874   $  36,939   $  23,996  $  29,737  $  144,546
------------------------------------------------------------------------------------------------------
Fixed interest rate                           $   9,633   $  26,984   $  14,711  $  11,942  $   63,270
Variable interest rate                           44,241       9,955       9,285     17,795      81,276
------------------------------------------------------------------------------------------------------
  Total                                       $  53,874   $  36,939   $  23,996  $  29,737  $  144,546
------------------------------------------------------------------------------------------------------

                                                                 DECEMBER 31, 1996
                                              --------------------------------------------------------
                                                UP TO     MORE THAN    5 YEARS
                                                 ONE       1 YEAR        TO        10 +
           (DOLLARS IN THOUSANDS)               YEAR     TO 5 YEARS   10 YEARS     YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                       $   1,810   $   3,512   $   2,475  $   9,343  $   17,140
Commercial real estate
  and construction                               21,240      26,446       6,176      2,026      55,888
Commercial                                       12,159       4,594         344          -      17,097
Consumer                                             21       2,482          63          -       2,566
------------------------------------------------------------------------------------------------------
  Total                                       $  35,230   $  37,034   $   9,058  $  11,369  $   92,691
------------------------------------------------------------------------------------------------------
Fixed interest rate                           $   9,070   $  25,056   $   3,835  $   7,844  $   45,805
Variable interest rate                           26,160      11,978       5,223      3,525      46,886
------------------------------------------------------------------------------------------------------
  Total                                       $  35,230   $  37,034   $   9,058  $  11,369  $   92,691
------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

    The scheduled repayments as shown above are reported in the maturity category in which the payment is due.

LOAN QUALITY
    The Bank attempts to manage the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances. However, the Bank seeks to rely primarily on the cash flow of its borrowers' as the principal source of repayment. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.
    The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan loss is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require special attention.
    For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions. Specific reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan chargeoffs, delinquency trends, previous collection experience, and the risk rating on each individual loan along with an assessment of the effects of external economic conditions. Table 8: "Allowance for Loan Loss Allocation," which is set forth below, indicates the specific reserves allocated by loan type and also the general reserves included in the allowance for loan losses.
    As of December 31, 1998 the Company had approximately $1,520,000 in nonaccrual loans as compared with $1,550,000 at December 31, 1997. The Company held other real estate owned of $1,633,000 at December 31, 1998 compared to $1,944,000 at December 31, 1997.
    The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level management has determined to be adequate based upon factors noted above. The Company provided $1,212,000 for loan losses for the year ended December 31, 1998, as compared to $472,000 for the year ended December 31, 1997.
    As of December 31, 1998 the allowance for loan losses was $2,676,000, as compared with the December 31, 1997 balance of $1,614,000, an increase of $1,062,000 or 65.8%. Net charge-offs of $150,000 and $100,000 were recognized for 1998 and 1997, respectively. The growth in the reserve was warranted by the growth and risk profile in the loan portfolio. The allowance for loan losses at December 31, 1998 represented 1.10% of outstanding loans as compared with 1.12% as of December 31, 1997. The decrease in the percentage was based on management's evaluation of the loan portfolio as of December 31, 1998 including the addition of residential real estate loans which traditionally require a lower allowance for loan losses. Residential real estate loans represented 26.1% of the loan portfolio at year end 1998 versus 23.8% in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

    The following table summarizes the allowance activities.

TABLE 7: ALLOWANCE FOR LOAN LOSSES

                                                               YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------
            (DOLLARS IN THOUSANDS)                 1998       1997       1996       1995       1994
------------------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of year     $   1,614  $   1,242  $     376  $     245  $     207
------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                           (88)         -       (157)        (9)         -
  Real estate                                          (70)      (100)       (49)       (47)       (15)
  Consumer                                             (23)         -        (42)        (4)        (7)
------------------------------------------------------------------------------------------------------
    Total loans charged off                           (181)      (100)      (248)       (60)       (22)
------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                             9          -         63          -          -
  Real estate                                           17          -          -          -          -
  Consumer                                               5          -         11          1          -
------------------------------------------------------------------------------------------------------
    Total recoveries                                    31          -         74          1          -
------------------------------------------------------------------------------------------------------
    Net chargeoffs                                    (150)      (100)      (174)       (59)       (22)
------------------------------------------------------------------------------------------------------
Provision for loan losses                            1,212        472      1,040        190         60
------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year           $   2,676  $   1,614  $   1,242  $     376  $     245
------------------------------------------------------------------------------------------------------
Loans (net of premiums and discounts)
  Period-end balance                             $ 242,725  $ 144,072  $  92,064  $  29,935  $  20,030
  Average balance during period, excluding
    loans held for sale                            188,156    124,794     64,706     22,699     19,865
Allowance as percentage of period-end loan
  balance                                            1.10%      1.12%      1.35%      1.26%      1.22%
Percent of average loans:
  Provision for loan losses                          0.64%      0.38%      1.61%      0.84%      0.30%
  Net chargeoffs                                     0.08%      0.08%      0.27%      0.26%      0.11%

    Management's judgment as to the level of future losses on existing loans is based on its internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that chargeoffs in future period will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The following table summarizes the allocation of allowance by loan type.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 8: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                              DECEMBER 31, 1998                        DECEMBER 31, 1997                DECEMBER 31, 1996
                   ---------------------------------------  ---------------------------------------  ------------------------
                                  PERCENT     PERCENT OF                   PERCENT     PERCENT OF                   PERCENT
                                    OF         LOANS TO                      OF         LOANS TO                      OF
                     AMOUNT        TOTAL      TOTAL LOANS     AMOUNT        TOTAL      TOTAL LOANS     AMOUNT        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
Real estate         $   1,073         40.1%         68.6%    $     918         56.9%         79.8%    $     793         63.9%
Commercial                622         23.3%         23.0%          205         12.7%         16.7%           75          6.1%
Consumer                   68          2.5%          8.4%           14          0.8%          3.5%            9          0.7%
Unallocated               913         34.1%        -               477         29.6%        -               365         29.3%
-----------------------------------------------------------------------------------------------------------------------------
  Total             $   2,676        100.0%        100.0%    $   1,614        100.0%        100.0%    $   1,242        100.0%
-----------------------------------------------------------------------------------------------------------------------------

                    PERCENT OF
                     LOANS TO
                    TOTAL LOANS
-----------------
Real estate               78.8%
Commercial                18.4%
Consumer                   2.8%
Unallocated              -
-----------------
  Total                  100.0%
-----------------

                                                          DECEMBER 31, 1995                        DECEMBER 31, 1994
                                               ---------------------------------------  ---------------------------------------
                                                              PERCENT     PERCENT OF                   PERCENT     PERCENT OF
                                                                OF         LOANS TO                      OF         LOANS TO
                                                 AMOUNT        TOTAL      TOTAL LOANS     AMOUNT        TOTAL      TOTAL LOANS
-------------------------------------------------------------------------------------------------------------------------------
Real estate                                     $      92         24.5%         92.3%    $     158         64.5%         88.8%
Commercial                                             44         11.7%          2.9%            5          2.0%          4.5%
Consumer                                               28          7.5%          4.8%            9          3.5%          6.7%
Unallocated                                           212         56.3%        -                73         30.0%       --
-------------------------------------------------------------------------------------------------------------------------------
  Total                                         $     376        100.0%        100.0%    $     245        100.0%        100.0%
-------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

    As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual even though the presence of collateral or the borrowers financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received.

TABLE 9: NONPERFORMING ASSETS

                                                                                    DECEMBER 31,
                                                                           -------------------------------
                         (DOLLARS IN THOUSANDS)                              1998       1997       1996
----------------------------------------------------------------------------------------------------------
Loans on nonaccrual basis                                                  $   1,520  $   1,550  $   1,574
Real estate acquired by foreclosure                                            1,633      1,944          -
----------------------------------------------------------------------------------------------------------
  Total nonperforming assets                                               $   3,153  $   3,494  $   1,574
----------------------------------------------------------------------------------------------------------
Loans past-due 90 days or more and accruing                                $     126  $     276         (1)

(1) Data not available

    Nonperforming assets, expressed as a percentage of total assets, decreased to 0.63% at December 31, 1998 from 1.36% at December 31, 1997, reflecting the decrease in real estate acquired by foreclosure and the increase in total assets. Nonaccrual loans were $1,520,000 at December 31, 1998 compared to $1,550,000 at December 31, 1997. At December 31, 1998, the allowance for loan losses represented 176.1% of nonaccrual loans compared to 104.1% at December 31, 1997. Management believes that the allowance for loan losses is adequate.
    At December 31, 1998, impaired loans which are included in nonaccrual loans amounted to $1,039,000. These impaired loans are classified as collateral dependent and, accordingly are recorded at the lower of cost or fair value of the collateral. The real estate acquired by foreclosure consists of a land development project consisting of 199 residential building lots with a carrying value of approximately $1,122,000. The land development project is being completed under the direction of the Company. Currently, 112 lots are under contract, for settlement through March 2001. In addition, three condominiums units with a carrying value of $142,000 and eleven single family lots with a carrying value of $369,000 were also include in other real estate owned. Two condominium units and four of the single family lots were sold after December 31, 1998, and currently, the remaining condominium unit is under contract.

CAPITAL RESOURCES
    Stockholders' equity was $28,488,000 as of December 31, 1998 as compared to $26,966,000 as of December 31, 1997. The increase of $1,522,000 was primarily the result of the exercising of warrants and options (approximately 23,000 and 1,900, respectively) and increased by the 1998 income of $1,123,000. No cash dividends have been declared by the Company since its inception.
    Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk adjusted" assets so that categories of assets with higher "deemed" credit risks will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.
    To date, the Company has provided its capital requirements mainly through the funds received from its stock offerings. In the future, the Company may consider raising capital from time to time through an offering of common stock or other securities. As reflected in Table 10 "Capital Ratios," the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

Bank exceeded its capital adequacy requirements as of December 31, 1998 and 1997 and meets the requirement for "well capitalized" under Federal Banking Regulation. The Company continually monitors its capital adequacy ratios to assure that the Bank exceeds regulatory capital requirements.
    Capital is classified as Tier 1 (common stockholders' equity less certain intangible assets plus a portion of the trust preferred securities) and Total Capital (Tier 1 plus the allowed portion of the allowance for loan losses and the portion of trust preferred securities not included in Tier 1 capital). Minimum required levels must at least equal 4% for Tier 1 capital and 8% for Total Capital. In addition, institutions must maintain a minimum of 4% leverage capital ratio (Tier 1 capital to average total assets for the previous quarter).
    The Bank's capital position is presented in the following Table:

TABLE 10: CAPITAL RATIOS

                                                                                        MINIMUM              TO BE WELL
                                                  DECEMBER 31,                       REQUIREMENTS         CAPITALIZED UNDER
                                   -------------------------------------------        FOR CAPITAL         PROMPT CORRECTIVE
                                      1998            1997            1996         ADEQUACY PURPOSES      ACTION PROVISION
----------------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted
  assets                                 13.1%          12.0%           14.2%               8.0%                   10.0%
Tier 1 capital to risk weighted
  assets                                 12.2%          11.1%           13.3%               4.0%                    6.0%
Tier 1 capital leverage ratio             7.2%          10.2%           14.7%               4.0%                    5.0%

LIQUIDITY AND INTEREST RATE SENSITIVITY
    The primary objective of asset/liability management is to ensure the steady growth of the Company's primary earnings component, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these rate swings, management endeavors to structure the statement of financial condition so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.
    The measurement of the Company's interest rate sensitivity, or "gap," is one of the principal techniques used in asset/liability management. Interest sensitive gap is the dollar difference between assets and liabilities which are subject to interest rate pricing within a given time period, including both floating rate or adjustable rate instruments and instruments which are approaching maturity.
    The Company's management and the board of directors oversee the asset/liability management function and meet periodically to monitor and manage the statement of financial condition, control interest rate exposure, and evaluate pricing strategies for the Company. The asset mix of the statement of financial condition is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the statement of financial condition focuses on expanding the various funding sources.
    In theory, interest rate risk can be diminished by maintaining a nominal level of interest rate sensitivity. In practice, this is made difficult by a number of factors including cyclical variation in loan demand, different impacts on interest-sensitive assets and liabilities when interest rates change, and the availability of funding sources. Accordingly, the Company undertakes to manage the interest rate sensitivity gap by adjusting the maturity of and establishing rates on the earning asset portfolio and certain interest-bearing liabilities commensurate with management's expectations relative to market

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

interest rates. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.
    The interest rate sensitivity position as of December 31, 1998 is presented in Table 11: "Rate Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities or the interest rate sensitivity gap, is shown at the bottom of the table. As of December 31, 1998, the Company's interest sensitive assets exceeded interest sensitive liabilities within a one year period of $76,463,000 or 15% of assets. Assets and liabilities are scheduled based on maturity or repricing data except for mortgage loans and mortgage backed securities which are based on prevailing prepayments assumptions and core deposits which are based on core deposit studies done for banks in the Mid-Atlantic region. The Company would generally benefit from increasing market rates of interest when it is asset sensitive and would benefit from decreasing market rates of interest when it is liability sensitive. This suggests that if interest rates should increase over this period, the net interest margin would improve; and if interest rates should decrease, the net interest margin would decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration the fact that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company believes that, as of December 31, 1998, its interest rate exposure is less than 27% of capital, in a plus or minus 2% rate shock scenario.
    Cash flows from financing activities, which included funds received from new and existing depositors, provided a large source of liquidity for the years ended December 31, 1998 and 1997. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support loan growth. The Bank also seeks to augment such deposits with longer term and higher yielding certificates of deposit. CD's of $100,000 or more are summarized by maturity in Table 12: "Maturity of Time Deposits $100,000 or More." Other sources of funds available to the Bank include short-term and long term borrowings, primarily in the form of Federal Home Loan Bank collateralized borrowings and repurchase agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

TABLE 11: RATE SENSITITIVITY ANALYSIS

                                                                 AS OF DECEMBER 31, 1998
                                           --------------------------------------------------------------------
                                                                                         LONGER THAN
                                                                                          10 YEARS
                                           180 DAYS   181 DAYS -   ONE-FIVE   FIVE-TEN     OR NON-
         (DOLLARS IN THOUSANDS)             OR LESS    ONE YEAR      YEARS      YEARS     SENSITIVE     TOTAL
---------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Interest-bearing deposits                $   7,246   $       -   $       -  $       -   $       -   $   7,246
  Investment securities                       21,765      18,499      78,328     45,250      29,357     193,199
  Loans held for sale                         21,321                       -          -           -      21,321
  Loans                                      114,402      18,929      73,929     23,793      11,672     242,725
---------------------------------------------------------------------------------------------------------------
    Total interest-earnings assets         $ 164,734   $  37,428   $ 152,257  $  69,043   $  41,029   $ 464,491
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings                                  $     530   $     537   $   4,576  $   6,474   $       -   $  12,117
  NOW accounts                                 1,809       1,821      14,990     19,841           -      38,460
  Money market accounts                        9,140       9,338      82,354          -           -     100,832
  Certificates                                32,880      13,481      40,388         99           -      86,848
  Borrowings                                  41,714      14,450      71,450     75,000           -     202,614
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities     $  86,073   $  39,627   $ 213,758  $ 101,414   $       -   $ 440,871
---------------------------------------------------------------------------------------------------------------
Interest rate sensitive gap                $  78,661   $  (2,199)  $ (61,501) $ (32,371)  $  41,029   $  23,620
---------------------------------------------------------------------------------------------------------------
Cumulative interest rate gap               $  78,661   $  76,463   $  14,962  $ (17,409)  $  23,620
---------------------------------------------------------------------------------------------------------------
Ratio of rate sensitive assets to rate
  sensitive liabilities                         191%         94%         71%        68%
---------------------------------------------------------------------------------------------------------------

DEPOSITS
    The Bank uses deposits as the primary source of funding of its loans. The following table describes the maturity of time deposits of $100,000 or more at the dates indicated.

TABLE 12: MATURITY OF TIME DEPOSITS $100,000 OR MORE

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                        (DOLLARS IN THOUSANDS)                            1998       1997       1996
-------------------------------------------------------------------------------------------------------
Under 3 months                                                          $   2,988  $   6,774  $   1,056
3 to 6 months                                                               4,508      8,046      3,245
6 to 12 months                                                              2,840      4,170      2,760
Over 12 months                                                              7,790      3,117      4,266
-------------------------------------------------------------------------------------------------------
Total                                                                   $  18,126  $  22,107  $  11,327
-------------------------------------------------------------------------------------------------------

    The Bank offers individuals and businesses a wide variety of accounts. These accounts include checking, savings, money market and CD's and are obtained primarily from communities which the Bank serves. The Bank holds no brokered deposits. The following table details the average amount,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

the average rate paid and the percentage of each category to total deposit for the years ended December 31, 1998, 1997 and 1996.

TABLE 13: AVERAGE DEPOSIT COMPOSITION AND COST

                                                                           YEAR ENDED DECEMBER 31, 1998
                                                                        -----------------------------------
                                                                         AVERAGE     AVERAGE      PERCENT
                        (DOLLARS IN THOUSANDS)                           BALANCE      RATE       OF TOTAL
-----------------------------------------------------------------------------------------------------------
NOW & money market savings deposits                                     $  96,297       4.15%        43.1%
Regular savings deposits                                                   10,427       2.69%         4.7%
Time deposits                                                              85,895       5.60%        38.5%
-----------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                         192,619       4.71%        86.3%
-----------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                        30,661       -            13.7%
-----------------------------------------------------------------------------------------------------------
  Total deposits                                                        $ 223,280       4.07%       100.0%
-----------------------------------------------------------------------------------------------------------

                                                                           YEAR ENDED DECEMBER 31, 1997
                                                                        -----------------------------------
                                                                         AVERAGE     AVERAGE      PERCENT
                                                                         BALANCE      RATE       OF TOTAL
-----------------------------------------------------------------------------------------------------------
NOW & money market savings deposits                                     $  35,242       3.72%        24.9%
Regular savings deposits                                                    7,194       2.71%         5.1%
Time deposits                                                              82,552       5.62%        58.4%
-----------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                         124,988       4.91%        88.4%
-----------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                        16,374       -            11.6%
-----------------------------------------------------------------------------------------------------------
  Total deposits                                                        $ 141,362       4.64%       100.0%
-----------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED DECEMBER 31, 1996
                                                                       -----------------------------------
                                                                        AVERAGE     AVERAGE      PERCENT
                                                                        BALANCE      RATE       OF TOTAL
----------------------------------------------------------------------------------------------------------
NOW & money market savings deposits                                    $  12,588       2.80%        18.4%
Regular savings deposits                                                   4,635       3.00%         6.8%
Time deposits                                                             43,391       5.78%        63.5%
----------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                         60,614       4.95%        88.7%
----------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                        7,753       -            11.3%
----------------------------------------------------------------------------------------------------------
  Total deposits                                                       $  68,367       4.39%       100.0%
----------------------------------------------------------------------------------------------------------

    Total deposits as of December 31, 1998 were $262,311,000 compared to $196,962,000 as of December 31, 1997, an increase of $65,349,000. While the main source of the increase was money market accounts, other types of deposits increased as well, including savings accounts, certificates of deposit, interest bearing demand deposits, and non-interest bearing demand deposits. These increases reflect management's growth strategy which includes significant marketing and promotion and the development of a branching network.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

INVESTMENT SECURITIES
    The following table presents the composition of the Company's securities portfolio as of December 31, 1998, 1997 and 1996:

TABLE 14: INVESTMENT SECURITIES

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                        (DOLLARS IN THOUSANDS)                            1998       1997       1996
-------------------------------------------------------------------------------------------------------
Investment securities--available for sale:
  Mortgage-backed securities                                            $ 163,099  $  24,255  $       -
  Trust preferred securities                                               20,725          -          -
  FHLB bonds                                                                    -      6,433          -
  Other bonds                                                                 100          -          -
  Equity securities                                                         3,773      2,164        325
-------------------------------------------------------------------------------------------------------
    Total investment securities--available for sale                       187,697     32,852        325
-------------------------------------------------------------------------------------------------------
Investment securities--held to maturity:
  U.S. Treasury securities                                                  5,502      8,502      1,000
  Certificates of deposit                                                       -         99         99
-------------------------------------------------------------------------------------------------------
    Total investment securities--held to maturity                           5,502      8,601      1,099
-------------------------------------------------------------------------------------------------------
    Total investment securities                                         $ 193,199  $  41,453  $   1,424
-------------------------------------------------------------------------------------------------------

    The following table presents the maturity distribution of held to maturity debt securities as of December 31, 1998:

TABLE 15: MATURITY OF DEBT INVESTMENT SECURITIES

                                                                 UP TO        1 YEAR         OVER
                   (DOLLARS IN THOUSANDS)                      ONE YEAR     TO 5 YEARS      5 YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                       $   5,502     $       -     $       -   $   5,502
----------------------------------------------------------------------------------------------------------------
  Total investment securities--held to maturity                $   5,502     $       -     $       -   $   5,502
----------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

SHORT-TERM BORROWINGS
    Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, short-term repurchase agreements and borrowings from FHLB. The short-term promissory notes were in the form of commercial paper, which repriced daily and had maturities of 270 days or less. Short-term repurchase agreements were priced at origination and are payable in one year or less. Borrowings from FHLB outstanding during 1998 and 1997 had maturities of one year or less and can be prepaid without penalty.
    Certain information regarding short-term borrowings are as follows:
TABLE 16: SHORT-TERM BORROWINGS

                                                                                  DECEMBER 31,
                                                                         -------------------------------
                        (DOLLARS IN THOUSANDS)                             1998       1997       1996
--------------------------------------------------------------------------------------------------------
Amount outstanding at year-end:
  FHLB short-term advances                                               $  19,700  $  15,000  $   6,000
  Short-term promissory notes                                               22,014     15,331          -
  Short-term repurchase agreements                                          14,450          -          -
Weighted average interest rates at year-end:
  FHLB short-term advances                                                   4.95%      6.50%      6.95%
  Short-term promissory notes                                                3.72%      4.83%          -
  Short-term repurchase agreements                                           5.62%          -          -
Maximum outstanding at any month-end:
  FHLB short-term advances                                               $  19,700  $  15,000  $   6,000
  Short-term promissory notes                                               32,030     15,461          -
  Short-term repurchase agreements                                          14,450          -          -
Average outstanding:
  FHLB short-term advances                                                   4,615      1,904      1,950
  Short-term promissory notes                                               11,149      4,128          -
  Short-term repurchase agreements                                           5,396          -          -
Weighted average interest rates during the year:
  FHLB short-term advances                                                   5.61%      6.05%      5.50%
  Short-term promissory notes                                                3.96%      5.47%          -
  Short-term repurchase agreements                                           5.97%          -          -
--------------------------------------------------------------------------------------------------------

    IMPACT OF INFLATION AND CHANGING PRICES - The consolidated financial statements and notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. YEAR 2000 ACTION PLAN
    In 1997, the Company adopted a Year 2000 Action Plan (the "Plan"). This Plan is consistent with the mandates and guidelines set forth by the FDIC and FFIEC. As part of the Plan the Company has established a senior management committee to address the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. In developing the Plan the committee identified five phases: Awareness, Assessment, Renovation, Validation,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

and Implementation. The last four phases consist of (1) inventorying Year 2000 affected items, (2) assigning priorities to identified items, (3) assessing the Year 2000 compliance of items determined to be material to the company; (4) repairing or replacing material items that are determined not to be Year 2000 compliant; (5) testing material items; and (6) designing and implementing contingency and business continuation plans for items identified as critical.
    The awareness phase is a continuing effort to educate employees, customers, business partners and vendors of the impact of the Year 2000 issues. The effort is well under way through communication with the appropriate constituencies and required training for all employees.
    During the assessment phase which has been completed, an inventory database was created that details all hardware, software, facilities equipment, and vendors. Each item was assigned a priority based on its importance to the operations of the Company and the risk associated with non compliance. The critical areas were identified as the core banking system of deposits and loans, (outsourced to NCR), and the telephone switches at each location. In addition, the Company has assessed non-information technology systems as well including the alarm systems at the various locations of the Company.
    The validation phase has been completed for our major mission critical processor NCR, including many of the systems that surround it. On May 9, 1998, a Year 2000 test was conducted to validate the changes made to the NCR system. The test was considered a success although future testing to assure integration with other key systems of the Bank is anticipated for 1999. All the Company's ATM's have been upgraded to be Year 2000 compliant. The validation and renovation, if necessary, of other mission critical and material operating and support systems will continue through June 1999. As these systems are found to be non compliant they will be renovated, modified or replaced with validation tests conducted to assure future compliance. Contingency planning for all mission critical functions is underway and will be completed by June 1999.
    The reasonably likely worst case scenario that management believes at this time may occur would be that the branch banking network, including deposit processing could be off-line immediately following year end, 1999. This off-line processing would have minimal impact if the length of time that this condition existed is limited. To plan for this scenario, the Company will provide every branch with the necessary data to process transactions at their locations. In addition, to accommodate all branches, the customer call center located at headquarters will have a complete trial balance of all accounts for all branch locations.
COSTS
    Total costs associated with the Plan will primarily include costs incurred to upgrade the existing software and hardware not currently Year 2000 compliant. The Company expects that these costs would be incurred in the normal course of business as software and hardware is ordinarily upgraded to keep pace with technological advances. To date, the Company has not spent any funds on consultants; however, the Company has spent approximately $40,000 on making its ATM's Year 2000 compliant and approximately $1,500 on education and training seminars for Company personnel. The Company does not track internal costs for personnel devoted the Year 2000 issues; however, one individual has spent a significant amount of time overseeing the project and many other individuals have spent numerous hours to ensure the Company will be compliant. Actual costs are not expected to exceed $200,000 over a period of eighteen months.
RECENT ACCOUNTING DEVELOPMENTS
    In June 1998, the Financial Accounting Standards Board issued issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS No. 133"). SFAS No. 133 established

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. It is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. Initial application of the Statement should be as of the beginning of an entity's fiscal quarter. On that date, hedging relationships must be designated anew and documented pursuant to the provision of SFAS No. 133. Earlier application is encouraged. While the Company has not completed its analysis of SFAS NO. 133 and has not made a decision regarding timing of adoption, management does not believe that adoption will have a material effect on the financial position or results of operations since the Bank is not currently using derivative instruments.
FINANCIAL REVIEW 1997/1996
    For the year ended December 31, 1997, the Company recorded net income of $365,000 or $.12 per share, compared to a loss of $2,173,000 or $1.56 loss per share in 1996. The per share amounts have been adjusted for the ten percent stock dividend paid in May 1998. This improvement in earnings was attributable to strong asset growth and increased net interest income and noninterest income.
    Net interest income for 1997 increased $4,124,000, or 114% from 1996 and average earning assets grew $89,800,000 or 121% over the prior year. The increase in net interest income was due to this growth in average earning assets, especially the loan portfolio and to a lesser extent increases in the yield on the loan portfolio. Average loans increased by 93% to $124,794,000 and average deposits grew by 107% to $141,362,000. The Company's net interest margin and spread were 4.72% and 3.74%, respectively, for 1997 as compared to 4.87% and 4.08%, respectively, for 1996. The net margin and spread decreased due to a decline in average loans as a percentage of total average earning assets from 86.9% in 1996 to 75.9% in 1997.
    The provision for loan losses decreased from $1,040,000 in 1996 to $472,000 in 1997. The allowance for loan losses at December 31, 1997 represented 1.12% of outstanding loans as compared with 1.35% as of December 31, 1996. Net chargeoffs were $100,000 in 1997 compared to $174,000 in 1996.
    Total noninterest income increased 119% to $2,400,000. The major reason for the increase was a 157% increase in service fees on deposits as a result of 161% increase in demand deposits. Other operating income increased 456% due primarily to the expansion of the ATM network and increased pricing. Gain on sale of loans increased 42% as a result of the expansion of mortgage banking activities and increased origination and sales.
    The Company's noninterest expense increased 62% to $9,500,000 in 1997. Salaries and benefits increased 59% to $4,400,000 as a result of additional staffing in the retail branches and mortgage banking offices due to the Bank's expansion programs. Also, additional employee were added to support the loan and deposit growth. Occupancy cost grew by 61% or $482,000. This increase was due to the additional branches as well as additional space requirements at the headquarters building due to staff expansion. Advertising expense grew by $194,000 or 51% because of management's decision to increase public awareness through television, radio and print media. The increase in other expenses is primarily due to additional branch locations, expansion of the mortgage company and higher volume of loans, deposits and transactions.
    The Company recorded an income tax benefit of $192,000 in 1997 while no tax benefit was recorded in 1996.

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                  [LETTERHEAD]

The Board of Directors and Stockholders
First Mariner Bancorp:

    We have audited the accompanying consolidated statements of financial condition of First Mariner Bancorp and subsidiary (the Company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Mariner Bancorp and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                   KPMG LLP


Baltimore, MD
February 7, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
----------------------------------------------------------------------------------------------
                                                                              (DOLLARS IN
                                                                           THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
ASSETS
Cash and due from banks                                                   $  17,193     13,240
Interest-bearing deposits                                                     7,246     32,677
Available-for-sale securities, at fair value (note 3)                       187,697     32,852
Investment securities, fair value of $5,547 and $8,643, respectively
  (note 3)                                                                    5,502      8,601
Loans held for sale                                                          21,321     16,895
Loans receivable (notes 4 and 8)                                            242,725    144,072
Allowance for loan losses (note 4)                                           (2,676)    (1,614)
----------------------------------------------------------------------------------------------
Loans, net                                                                  240,049    142,458
Other real estate owned (note 5)                                              1,633      1,944
Federal Home Loan Bank of Atlanta stock, at cost (notes 8 and 12)             3,235      1,399
Property and equipment, net (note 6)                                          7,530      4,776
Accrued interest receivable                                                   2,655      1,434
Prepaid expenses and other assets                                             3,426        708
----------------------------------------------------------------------------------------------
Total assets                                                              $ 497,487    256,984
----------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (note 7)                                                       $ 262,311    196,962
  Borrowings (note 8)                                                        86,714     30,331
  Repurchase agreements (note 8)                                             94,450          -
  Company-obligated manditorily redeemable preferred securities of
    subsidiary trust holding solely debentures of the Company (note 9)       21,450          -
  Accrued expenses and other liabilities                                      4,074      2,725
----------------------------------------------------------------------------------------------
Total liabilities                                                           468,999    230,018
----------------------------------------------------------------------------------------------
Stockholders' equity (notes 9, 13 and 14):
  Common stock, $.05 par value; 20,000,000 shares authorized; 3,166,813
    and 3,136,719 shares issued and outstanding, respectively                   158        157
  Additional paid-in capital                                                 34,394     34,120
  Accumulated deficit                                                        (6,517)    (7,640)
  Accumulated other comprehensive income                                        453        329
----------------------------------------------------------------------------------------------
Total stockholders' equity                                                   28,488     26,966
----------------------------------------------------------------------------------------------
Commitments and contingencies (notes 5, 6 and 8)
----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                $ 497,487    256,984
----------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                                                          FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                    -------------------------------
                                                                      1998       1997       1996
---------------------------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Interest income:
  Loans                                                             $  18,165     11,954      6,177
  Investments                                                           8,156      2,364        559
---------------------------------------------------------------------------------------------------
Total interest income                                                  26,321     14,318      6,736
---------------------------------------------------------------------------------------------------
Interest expense:
  Deposits (note 7)                                                     9,081      6,142      2,999
  Borrowed funds and other (note 8)                                     5,218        423        108
---------------------------------------------------------------------------------------------------
Total interest expense                                                 14,299      6,565      3,107
---------------------------------------------------------------------------------------------------
Net interest income                                                    12,022      7,753      3,629
Provision for loan losses (note 4)                                      1,212        472      1,040
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    10,810      7,281      2,589
---------------------------------------------------------------------------------------------------
Noninterest income:
  Gain on sale of loans                                                 1,444        430        303
  Service fees on deposits                                              2,454        865        337
  Gain on securities, net                                                 738        479        330
  Other                                                                   959        577        104
---------------------------------------------------------------------------------------------------
Total noninterest income                                                5,595      2,351      1,074
---------------------------------------------------------------------------------------------------
Noninterest expenses:
  Salaries and employee benefits                                        7,632      4,371      2,744
  Net occupancy                                                         1,856      1,269        787
  Deposit insurance premiums                                              122         77        229
  Furniture, fixtures and equipment                                       790        361        253
  Professional services                                                   605        380        136
  Advertising                                                             683        574        380
  Data processing                                                         884        533        451
  Other (note 12)                                                       3,673      1,894        856
---------------------------------------------------------------------------------------------------
Total noninterest expenses                                             16,245      9,459      5,836
---------------------------------------------------------------------------------------------------
Income (loss) before income tax benefit                                   160        173     (2,173)
Income tax benefit (note 10)                                             (963)      (192)         -
---------------------------------------------------------------------------------------------------
Net income (loss)                                                   $   1,123        365     (2,173)
---------------------------------------------------------------------------------------------------
Net income (loss) per common share (note 1):
  Basic                                                             $    0.36       0.12      (1.56)
  Diluted                                                                0.32       0.10      (1.56)
---------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                NUMBER OF                                               ACCUMULATED
                                SHARES OF                ADDITIONAL                        OTHER           TOTAL
                                 COMMON       COMMON       PAID-IN     ACCUMULATED     COMPREHENSIVE    STOCKHOLDERS'
                                  STOCK        STOCK       CAPITAL       DEFICIT          INCOME           EQUITY
--------------------------------------------------------------------------------------------------------------------
                                                              (DOLLARS IN THOUSANDS)
Balance at
  December 31, 1995 as
    previously reported          1,226,613   $      62       12,164        (1,524)               -           10,702
  10% stock dividend               122,661           6        4,302        (4,308)               -                -
--------------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1995 as
    adjusted                     1,349,274          68       16,466        (5,832)               -           10,702
  Common stock issued, net of
    costs of issuance            1,540,715          77       15,179             -                -           15,256
  Net loss                               -           -            -        (2,173)               -           (2,173)
  Other comprehensive income             -           -            -             -               11               11
--------------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1996              2,889,989         145       31,645        (8,005)              11           23,796
  Common stock issued, net of
    costs of issuance and
    exercise of common stock
    options and warrants           246,730          12        2,475             -                -            2,487
  Net income                             -           -            -           365                -              365
  Other comprehensive income             -           -            -             -              318              318
--------------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1997              3,136,719         157       34,120        (7,640)             329           26,966
  Exercise of common stock
    options and warrants            30,094           1          274             -                -              275
  Net income                             -           -            -         1,123                -            1,123
  Other comprehensive income             -           -            -             -              124              124
--------------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1998              3,166,813   $     158       34,394        (6,517)             453           28,488
--------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

                                                                               FOR THE YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1998       1997       1996
--------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)                                                      $   1,123        365     (2,173)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization                                            1,237        542        418
    Amortization of unearned loan fees, net                                   (636)      (175)      (588)
    Amortization of premiums on deposits                                       (11)       (24)       (28)
    Amortization of premiums on loans                                           53         22         79
    Amortization of premiums and discounts on mortgage-backed
      securities, net                                                         (105)         -          -
    Gain on securities, net                                                   (738)      (479)      (330)
    Loss on other real estate owned                                            157          -          -
    Increase in accrued interest receivable                                 (1,221)      (721)      (511)
    Provision for loan losses                                                1,212        472      1,040
    Net increase in mortgage loans held-for-sale                            (4,426)   (13,823)    (3,072)
    Net increase (decrease) in accrued expenses and other liabilities        1,349      1,735       (133)
    Net (increase) decrease in prepaids and other assets                    (3,005)       160        (94)
--------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                       (5,011)   (11,926)    (5,392)
--------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Loan disbursements, net of principal repayments                          (98,656)   (53,554)   (61,795)
  Purchases of property and equipment                                       (3,781)    (2,646)    (1,217)
  Purchases of Federal Home Loan Bank of Atlanta stock                      (1,836)      (919)      (180)
  Purchases of available for sale securities                              (192,940)   (43,383)    (2,154)
  Sales of available for sale securities                                    16,374      5,044      2,338
  Principal repayments on mortgage-backed securities                        16,265        806          -
  Maturities of available for sale securities                                6,500          -          -
  Purchases of investment securities                                             -     (7,492)    (1,000)
  Maturities of investment securities                                        3,099      6,000      2,170
  Construction disbursements--other real estate owned                         (705)      (345)         -
  Sales of other real estate owned                                           1,296          -          -
--------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                     (254,384)   (96,489)   (61,838)
--------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                                  65,359     95,004     60,830
  Net increase in other borrowings                                         101,133     15,331          -
  Proceeds from advances from Federal Home Loan Bank of Atlanta             66,700      9,000      6,000
  Repayments of advances from Federal Home Loan Bank of Atlanta            (17,000)         -          -
  Proceeds from trust preferred securities offering                         21,450          -          -
  Proceeds of stock options and warrants exercised                             275        143          -
  Proceeds from stock issuance, net                                              -      2,344     15,256
--------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                  237,917    121,822     82,086
--------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                           (21,478)    13,407     14,856
Cash and cash equivalents at beginning of year                              45,917     32,510     17,654
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                 $  24,439     45,917     32,510
--------------------------------------------------------------------------------------------------------
Supplemental information:
  Interest paid on deposits and borrowed funds                           $  13,826      6,440      2,938
  Real estate acquired in satisfaction of loans                                436      1,599          -
  Income taxes paid                                                              8          1          -
--------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ORGANIZATION AND BASIS OF PRESENTATION - First Mariner Bancorp (the "Company") is a bank holding company incorporated under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Company owns 100% of common stock of First Mariner Bank (the "Bank").
    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with these determinations, management evaluates historical trends and ratios and where appropriate obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.
    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for losses on loans. Such agencies may require the Banks to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
    LOAN FEES - Origination and commitment fees and direct origination costs on loans held for investment are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.
    SALES OF MORTGAGE LOANS - Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.
    INVESTMENT SECURITIES - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax effect, in accumulated other comprehensive income.
    The Company designates securities into one of the three categories at the time of purchase. If a decline in value of an individual security classified as held to maturity or available for sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is reflected in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. Gains or losses on the sales of investments is calculated using a specific identification basis and is determined on a trade-date basis. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods that approximate the interest method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

1. CONTINUED
    OTHER REAL ESTATE OWNED - Other real estate owned is recorded at the lower of cost or estimated fair value on their acquisition dates and at the lower of such initial amount or estimated fair value less selling costs thereafter. Subsequent write-downs are included in noninterest expense, along with operating income net of related expenses of such properties and gains or losses realized upon disposition.
    PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.
    NONACCRUAL AND IMPAIRED LOANS - Loans are placed in nonaccrual status when they are past due 90 days as to either principal or interest, unless the loan is well secured and in the process of collection or earlier, when in the opinion of management, the collection of principal and interest is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Loans are charged-off when a loan or a portion thereof is considered uncollectible.
    The Company identifies impaired loans and measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price, or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding charge to provision for loan losses. The Company does not apply these provisions to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment.
    A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.
    When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreements.
    STOCKHOLDERS' EQUITY - On May 12, 1998, the Board of Directors declared a 10% stock dividend, which was paid on May 26, 1998. An amount equal to the fair value of the common shares issued plus cash in lieu of fractional shares was transferred from Accumulated deficit to Common stock and Additional paid-in capital. This transfer has been reflected in the Consolidated Statements of Stockholders' Equity at December 31, 1995. The Stockholders' equity section of the Consolidated Statements of Financial Position have been adjusted accordingly. Except for the number of shares authorized, all references to per share information and number of shares in the consolidated financial statements have been adjusted to reflect the stock dividend on a retroactive basis.
    COMPREHENSIVE INCOME - Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

1. CONTINUED
full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in an annual financial statement that is displayed with the same prominence as other financial statements. This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period of transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and other accumulated comprehensive income. The accumulated balance of other accumulated comprehensive income is required to be displayed separately from retained earnings and additional paid-in capital in the statement of financial position. The adoption of SFAS No. 130 resulted primarily in the Company reporting unrealized gains and losses on available for sale securities in other comprehensive income.
    INCOME TAXES - Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies, expected levels of future taxable income and other factors.
    STATEMENTS OF CASH FLOWS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
    NET INCOME (LOSS) PER SHARE - On May 12, 1998, the Board of Directors declared a 10% stock dividend. Average shares outstanding and all per share amounts are based on the increased number of shares giving retroactive effect to the stock dividend.
    Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants and their equivalents are computed using the "treasury stock" method.
    STOCK-BASED COMPENSATION - The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects of using an optional fair value-based method to account for stock-based employee compensation plans is provided in note 9.
    All stock option activity is based on the increased number of shares giving retroactive effect to the stock dividend discussed above.
    RECLASSIFICATIONS - Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.
2. RESTRICTIONS ON CASH AND DUE FROM BANKS
    The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. The required reserve balance was $300,000 and $375,000 at December 31, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

3. INVESTMENTS
    The composition of the investment portfolios and maturities, where applicable, are as follows (in thousands) at December 31:

                                                                                1998
-------------------------------------------------------------------------------------------------------------
                                                        AMORTIZED    UNREALIZED      UNREALIZED       FAIR
                                                          COST          GAINS          LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------
Available for sale securities:
  Mortgage-backed securities                            $ 162,463           838             202       163,099
  Trust preferred securities - due after ten years         21,006           226             507        20,725
  Equity securities                                         3,391           441              59         3,773
  Other bonds - due after one year through five years         100             -               -           100
-------------------------------------------------------------------------------------------------------------
                                                        $ 186,960         1,505             768       187,697
-------------------------------------------------------------------------------------------------------------
Investment securities - held to maturity
  U.S. Treasury:
    Due in one year or less                             $   5,502            45               -         5,547
-------------------------------------------------------------------------------------------------------------

                                                                                  1997
----------------------------------------------------------------------------------------------------------------
                                                         AMORTIZED     UNREALIZED       UNREALIZED       FAIR
                                                           COST           GAINS           LOSSES         VALUE
----------------------------------------------------------------------------------------------------------------
Available for sale securities:
  U.S. Government Agency - due after one year through
    five years                                           $   6,500              -               67         6,433
  Mortgage-backed securities                                24,122            133                -        24,255
  Equity securities                                          1,694            470                -         2,164
----------------------------------------------------------------------------------------------------------------
                                                         $  32,316            603               67        32,852
----------------------------------------------------------------------------------------------------------------
Investment securities - held to maturity:
  U.S. Treasury:
    Due in one year or less                              $   4,502             42                -         4,544
    Due after one year through five years                    4,000              -                -         4,000
  Certificate of Deposit:
    Due in one year or less                                     99              -                -            99
----------------------------------------------------------------------------------------------------------------
                                                         $   8,601             42                -         8,643
----------------------------------------------------------------------------------------------------------------

    During 1998 the Company recognized gains on the sale of securities of $1,090,000 and recorded writedowns of $352,000 on certain equity securities based on the determination of other than temporary declines in market values of those securities. During 1997 and 1996 the Company recognized gains on the sales of securities of $479,000 and $330,000, respectively. No losses on the sale of securities were recognized in 1998, 1997 or 1996.
    At December 31, 1998, available for sale securities with an aggregate carrying value (fair value) of $28,000,000 were pledged as collateral for the Federal Home Loan Bank of Atlanta borrowings. In addition, at December 31, 1998, available for sale securities with an aggregate carrying value (fair value) of $98,000,000 were pledged as collateral for borrowings under repurchase agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

4. LOANS RECEIVABLE
    Approximately 70% of the Company's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Company generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.
    Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.
    Loans receivable are summarized as follows (in thousands) at December 31:

                                                                                   1998       1997
-----------------------------------------------------------------------------------------------------
Loans secured by first mortgages on real estate:
  Residential                                                                    $  63,330     33,648
  Commercial                                                                        46,283     45,954
  Construction, net of undisbursed principal                                        57,156     30,602
-----------------------------------------------------------------------------------------------------
Total first mortgage loans                                                         166,769    110,204
Commercial                                                                          55,792     28,602
Loans secured by second mortgages on real estate                                    11,613      3,456
Consumer loans                                                                       8,617      2,076
Loans secured by deposits and other                                                    188        208
-----------------------------------------------------------------------------------------------------
Total loans                                                                        242,979    144,546
-----------------------------------------------------------------------------------------------------
Unamortized loan premiums                                                              108        140
Unearned income                                                                       (362)      (614)
-----------------------------------------------------------------------------------------------------
Loans receivable                                                                 $ 242,725    144,072
-----------------------------------------------------------------------------------------------------

    Nonaccrual loans totaled approximately $1,520,000 and $1,550,000 at December 31, 1998 and 1997, respectively. The interest income which would have been recorded in 1998, 1997 and 1996 under the original terms of loans in nonaccrual status at December 31, 1998, 1997 and 1996, respectively, was approximately $111,000, $85,000 and $32,000, respectively. The actual interest income recorded on these loans was approximately $67,000, $77,000 and $0, respectively, in 1998, 1997 and 1996.
    Impaired loans totaled $1,039,000 and $1,057,000 at December 31, 1998 and 1997, respectively, and were all collateral dependent loans. Collateral dependent loans are measured based on fair value of the collateral. There were no impaired loans at December 31, 1998 and 1997 with an allocated valuation allowance.
    The average recorded investment in impaired loans was approximately $1,779,000, $589,000 and $257,000 at December 31, 1998, 1997 and 1996,
respectively, and no income has been accrued or collected on these loans while they have been classified as impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

4. CONTINUED
    Changes in the allowance for losses on loans are summarized as follows (in thousands):

                                                                                1998       1997       1996
-------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                  $   1,614      1,242        376
Provisions for loan losses                                                        1,212        472      1,040
Charge-offs, net of recoveries                                                     (150)      (100)      (174)
-------------------------------------------------------------------------------------------------------------
Balance at end of year                                                        $   2,676      1,614      1,242
-------------------------------------------------------------------------------------------------------------

    Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At December 31, 1998 and 1997, the Company had commitments to originate first mortgage loans on real estate of approximately $15,475,000 and $2,890,000, respectively, all of which were committed for sale in the secondary market.
    At December 31, 1998 and 1997, the Company also had commitments to loan funds under unused home equity lines of credit aggregating approximately $7,776,000 and $1,716,000, respectively, and unused commercial lines of credit aggregating approximately $44,169,000 and $46,458,000, respectively. Such commitments carry a floating rate of interest. Commitments to originate commercial loans totaled $23,615,000 at December 31, 1998.
    Commitments for mortgage loans generally expire within 60 days and are normally funded with loan principal repayments, excess liquidity, savings deposits and borrowings. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    Substantially all of the Company's outstanding commitments at December 31, 1998 and 1997, are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.
    During the ordinary course of business, the Company makes loans to its directors and their affiliates and several policy making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. Loans outstanding, both direct and indirect, to directors, their affiliates, and policy making officers totaled $5,566,000 and $5,208,000 at December 31, 1998 and 1997,
respectively. During 1998, $8,259,000 of new loans and advances on existing loans were made and repayments totaled $7,901,000; in 1997, $4,458,000 of new loans were made and repayments totaled $526,000.

5. OTHER REAL ESTATE OWNED
    At December 31, 1998, other real estate owned included a land development project consisting of 199 residential building lots with a carrying value of approximately $1,122,000. The land development project is being completed under the direction of the Company. Currently, 112 lots are under contract, for settlement through March 2001. In addition, three condominium units with a carrying value of $142,000 and eleven single family lots with a carrying value of $369,000 were also included in other real estate owned. Two condominum units and four of the single family lots were sold after December 31, 1998, and currently, the remaining condominium unit is under contract. The amount of write-down on other real estate for 1998 was $157,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

6. PROPERTY AND EQUIPMENT
    Property and equipment are summarized as follows (in thousands) at December 31:

                                                                                               ESTIMATED
                                                                                                USEFUL
                                                                          1998       1997        LIVES
---------------------------------------------------------------------------------------------------------
Land                                                                    $     392        392            -
Buildings and improvements                                                  2,285      1,791  10-39 years
Leasehold improvements                                                      2,241      1,216  10-33 years
Furniture, fixtures and equipment                                           4,847      2,577  3-7 years
---------------------------------------------------------------------------------------------------------
Total at cost                                                               9,765      5,976
Less accumulated depreciation and amortization                              2,235      1,200
---------------------------------------------------------------------------------------------------------
Total property and equipment, net                                       $   7,530      4,776
---------------------------------------------------------------------------------------------------------

    Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $1,183,000, $771,000 and $423,000, respectively.
    The Company and the Bank occupy space leased from a company, of which the Chairman and CEO of the Company, is the owner. This company is paid $689,000 annually for office and branch space. The term of the lease is 15 years. Management believes that such terms are at least as favorable as those that could be obtained from a third party lessor.
    The Bank has opened a full-service branch in seven of Mars Super Markets, Inc. stores and has installed ATMs in fourteen (14) of the markets. The Bank may open additional branches in Mars Super Markets in the future. The Bank pays rent of $37,000 per year for approximately 500 square feet of branch space in each store. There is no charge to the Bank for the operation of ATMs in each store. Mars Super Markets is represented on the Board of Directors of the Company and the Bank.
    Minimum lease payments due for each of the next five years are as follows (dollars in thousands):

1999                                                                               $   1,339
2000                                                                                   1,319
2001                                                                                   1,225
2002                                                                                   1,102
2003                                                                                     997
Thereafter                                                                             7,709
--------------------------------------------------------------------------------------------
                                                                                   $  13,691
--------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

7. DEPOSITS
    Deposits are summarized as follows (dollars in thousands) at December 31:

                                                            1998                      1997
                                                   -----------------------  ------------------------
                                                                WEIGHTED                  WEIGHTED
                                                                AVERAGE                   AVERAGE
                                                               EFFECTIVE                 EFFECTIVE
                                                    AMOUNT        RATE        AMOUNT        RATE
----------------------------------------------------------------------------------------------------
Noncertificate:
  Passbook and other                               $  12,117        2.75%   $    8,006        2.75%
  Interest bearing demand deposits                    38,460        1.25%       14,079        0.90%
  Money market accounts                              100,832        4.65%       58,887        4.93%
  Non interest bearing demand deposits                24,054            -       24,006            -
----------------------------------------------------------------------------------------------------
Total noncertificate deposits                        175,463                   104,978
----------------------------------------------------------------------------------------------------
Certificates of deposit:
  Original maturities:
    Under 12 months                                   10,054        4.77%        6,460        5.16%
    12 to 60 months                                   69,251        5.72%       78,345        5.85%
  IRA and KEOGH                                        7,543        5.75%        7,169        5.97%
----------------------------------------------------------------------------------------------------
Total certificates of deposit                         86,848                    91,974
----------------------------------------------------------------------------------------------------
Unamortized premium                                        -                        10
----------------------------------------------------------------------------------------------------
Total deposits                                     $ 262,311                $  196,962
----------------------------------------------------------------------------------------------------

Scheduled certificate of deposit maturities:             % of total              % of total
--------------------------------------------------------------------------------------------
Under 6 months                                $  27,177      31.29%   $  37,718      41.01%
6 months to 12 months                            16,230      18.69%      26,298      28.59%
12 months to 24 months                           34,627      39.87%      21,602      23.49%
24 months to 36 months                            6,456       7.43%       5,098       5.54%
36 months to 48 months                              927       1.07%         313       0.34%
Over 48 months                                    1,431       1.65%         945       1.03%
--------------------------------------------------------------------------------------------
                                              $  86,848     100.00%   $  91,974     100.00%
--------------------------------------------------------------------------------------------

    Certificates of deposit of $100,000 or more totaled approximately $18,126,000 and $22,107,000 at December 31, 1998 and 1997, respectively.
    Deposits of directors, their affiliates and policy making officers were $6,529,000 at December 31, 1998.

8. OTHER BORROWINGS
    Other borrowings consist of Federal Home Loan Bank at Atlanta (FHLB) advances, short-term promissory notes and long term repurchase agreements with callable options. The FHLB advances are available under a specific collateral pledge and security agreement, which allows the Company to borrow up to $67,500,000 and requires the Company to maintain collateral for all of its borrowings in the form of either specific first mortgage loans with outstanding principal equal to 133% of the advances or securities equal to 110-125% of advances. At December 31, 1998, the Company had pledged as collateral approximately $61,000,000 of first mortgage loans, $28,000,000 of securities and $3,235,000 of FHLB stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

8. CONTINUED
    The counterparties for (and the amounts of ) the outstanding repurchase agreements at December 31, 1998 are Salomon Smith Barney Inc. ($30,000,000), Merrill Lynch Pierce, Fenner & Smith Incorporated ($50,000,000) and Morgan Stanley Dean Witter ($14,450,000), with maturities of 2008, 2003, and 1999, respectively. The carrying value (fair value) of the related securities pledged as collateral are $32,827,000, $50,587,000, and $14,512,000, respectively, resulting in amounts at risk of $2,827,000, $587,000, and $62,000.
    Certain information regarding borrowings are as follows (dollars in thousands):

                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                    1998       1997
------------------------------------------------------------------------------------------------------
Amount outstanding at year-end:
  FHLB short-term advances                                                        $  19,700     15,000
  Short-term promissory notes                                                        22,014     15,331
  Short-term repurchase agreements                                                   14,450          -
  FHLB long-term advances                                                            45,000          -
  Long-term repurchase agreements                                                    80,000          -
Weighted average interest rates at year end:
  FHLB short-term advances                                                            4.95%      6.50%
  Short-term promissory notes                                                         3.72%      4.83%
  Short-term repurchase agreements                                                    5.62%          -
  FHLB long-term advances                                                             5.02%          -
  Long-term repurchase agreements                                                     5.17%          -
Maximum outstanding at any month-end:
  FHLB short-term advances                                                        $  19,700     15,000
  Short-term promissory notes                                                        32,030     15,461
  Short-term repurchase agreements                                                   14,450          -
  FHLB long-term advances                                                            45,000          -
  Long-term repurchase agreements                                                    80,000          -
Average outstanding:
  FHLB short-term advances                                                        $   4,615      1,904
  Short-term promissory notes                                                        11,149      4,128
  Short-term repurchase agreements                                                    5,386          -
  FHLB long-term advances                                                            24,507          -
  Long-term repurchase agreements                                                    38,448          -
Weighted average interest rates during the year:
  FHLB short-term advances                                                            5.61%      6.05%
  Short-term promissory notes                                                         3.96%      5.47%
  Short-term repurchase agreements                                                    5.97%          -
  FHLB long-term advances                                                             5.02%          -
  Long-term repurchase agreements                                                     5.22%          -

------------------------------------------------------------------------------------------------------

    The long-term repurchase agreements mature within five to ten years, subject to call provisions beginning in 1999.
    The FHLB long-term advances mature in ten years, subject to call provisions beginning in 1999.

9. REDEEMABLE TRUST PREFERRED SECURITIES
    Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding debentures of the Company (trust preferred securities) consist of 2,145,000 securities with a liquidation amount of $10 per security, which were issued in June 1998 by a statutory business trust, Mariner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

9. CONTINUED
Capital Trust (the "Trust"). The Trust is a wholly owned subsidiary of the Company because the Company owns all of the securities of the Trust that possesses general voting powers. The Trust used the proceeds of the trust preferred securities to purchase at par $22,113,000 of 8.3% junior subordinated debentures of the Company due June 30, 2028. The junior subordinated debentures are the sole assets of the Trust.
    Payments to be made by the Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payments to be made by the Company on the debentures. Considered together, the obligations of the Company constitute a full and unconditional guarantee of the Trust's obligations under the trust preferred securities.
    Distributions on the trust preferred securities are payable from interest payments received on the debentures and are due quarterly at a rate of 8.3% of the liquidation amount, subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. Redemptions of the trust preferred securities are payable at the liquidation amount from redemption payments received on the debentures. The Company may redeem the debentures at par at any time after June 30, 2003.

10. EMPLOYEE BENEFIT PLANS
    PROFIT SHARING PLAN - The Company established a defined contribution plan in 1997, covering employees meeting certain age and service eligibility requirements. The Plan provides for cash deferrals qualifying under Section 401(k). Matching contributions made by the Company totaled $76,000 and $40,000 in 1998 and 1997, respectively.

    STOCK OPTIONS - The Company has stock option award arrangements which provide for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. Options are exercisable immediately after the date of grant and expire ten years after the date of grant.
    Information with respect to stock options is as follows for the years ended December 31, 1998, 1997 and 1996:

                                                                          1998       1997       1996
-------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                          192,830    198,660     16,500
Granted                                                                         -          -    182,930
Exercised                                                                  (1,900)    (4,180)         -
Forfeited                                                                       -     (1,650)      (770)
-------------------------------------------------------------------------------------------------------
Outstanding at end of year                                                190,930    192,830    198,660
-------------------------------------------------------------------------------------------------------

    The weighted average remaining life of options outstanding at December 31, 1998 was 7.6 years. All options have an exercise price of $9.09.
    The option price was equal to the market price of the common stock at the date of grant for all options granted in 1996 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

10. CONTINUED
options granted, net income and net income per share would have been changed to the following pro forma amounts for the year ended December 31, 1996:

Net loss                                As reported                             $2,173,000
                                        Pro forma                                2,908,000
Net loss per share-basic                As reported                                   1.56
                                        Pro forma                                     2.09
------------------------------------------------------------------------------------------

    The weighted average fair values of options granted during 1996 were $735,000, on the date of grant. The fair values of options granted were calculated using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.01%; no expected volatility; and expected lives of ten years. The weighted average fair value of options granted for 1996 was $4.02 per share as adjusted for the stock dividend.

    WARRANTS - Warrants to acquire 860,376, 888,605 and 900,155 shares of common stock of $9.09 per share were outstanding and exercisable at December 31, 1998, 1997 and 1996, respectively.

11. INCOME TAXES
    Income taxes (benefit) consists of the following (in thousands) for the years ended December 31:

                                                                                1998       1997        1996
---------------------------------------------------------------------------------------------------------------
Current                                                                       $     112          -           -
Deferred                                                                         (1,075)      (192)          -
---------------------------------------------------------------------------------------------------------------
Income tax benefit                                                            $    (963)      (192)          -
---------------------------------------------------------------------------------------------------------------

    Income taxes (benefit) are reconciled to the amount computed by applying the federal corporate tax rate of 34% to income before taxes as follows (in thousands) for the years ended December 31:

                                                                                1998       1997       1996
-------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) at federal corporate rate                        $      54         59       (739)
Change in valuation allowance                                                      (918)      (216)       776
Other                                                                               (99)       (35)       (37)
-------------------------------------------------------------------------------------------------------------
Income tax benefit                                                            $    (963)      (192)         -
-------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

11. CONTINUED
    The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following (in thousands) at December 31:

                                                                                       1998       1997
---------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans                                                      $     920        518
  Realized loss on investments                                                             135          -
  Net operating loss carryforwards                                                         428        821
  Interest and fees on loans                                                                39         59
---------------------------------------------------------------------------------------------------------
Total gross deferred assets                                                              1,522      1,398
Less valuation allowance                                                                     -       (918)
---------------------------------------------------------------------------------------------------------
    Net deferred tax assets                                                              1,522        480
Deferred tax liabilities:
  Depreciation and amortization                                                              2         15
  Federal Home Loan Bank stock dividends                                                    12         12
  Excess of fair value of assets acquired over cost                                         34         54
---------------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                                        48         81
---------------------------------------------------------------------------------------------------------
Attributable to operations                                                               1,474        399
Unrealized gain on investments charged to other comprehensive income                      (285)      (207)
---------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                               $   1,189        192
---------------------------------------------------------------------------------------------------------

    In assessing the realizability of the deferred tax asset, management determined that the valuation allowance was no longer necessary and as a result the Company recognized tax benefits of $918,000 in 1998. Management believes that all of the deferred tax asset will be realized based on expected future taxable income.
    At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,108,000 which are available to offset future federal taxable income through 2010. As a result of ownership changes, utilization of a portion of the net operating loss carryforward is subject to annual limitations.

12. OTHER EXPENSES
    Other expenses are comprised of the following (in thousands) for the years ended December 31:

                                                                               1998       1997       1996
------------------------------------------------------------------------------------------------------------
Service and maintenance                                                      $     418        190        122
Office supplies                                                                    255        149        149
Amortization of cost of intangible assets                                          210         75         75
Cost of ATM network                                                                427        241        145
Printing                                                                           246        192        130
Corporate insurance                                                                 83        153         53
Other (a)                                                                        2,034        894        182
------------------------------------------------------------------------------------------------------------
Other expenses                                                               $   3,673      1,894        856
------------------------------------------------------------------------------------------------------------

(a) No single item included in this category exceeded one percent of total revenues.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

13. DIVIDENDS AND EARNINGS PER SHARE
    As a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC), the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. As a commercial bank under the Maryland Financial Institution Law, the Bank may declare cash dividends from undivided profits or, with the prior approval of the Commissioner of Financial Regulation, out of surplus in excess of 100% of its required capital stock, and after providing for due or accrued expenses, losses, interest and taxes.
    The Company and the Bank, in declaring and paying dividends, are also limited insofar as minimum capital requirements of regulatory authorities must be maintained. The Company and the Bank comply with such capital requirements.
    The Company's current ability to pay dividends is largely dependent upon the receipt of dividends from its banking subsidiary, the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. The FRB has issued a policy statement which provides that, as a general matter, insured banks and bank holding companies may pay dividends only out of prior operating earnings. For a Maryland state-chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies, in general, also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice.
    Information relating to the calculations of earnings per common share is summarized as follows (dollars in thousands) for the years ended December 31:

                                                                     1998         1997        1996
-----------------------------------------------------------------------------------------------------
Net income (loss)                                                 $     1,123         365      (2,173)
-----------------------------------------------------------------------------------------------------
Weighted-average shares outstanding - basic                         3,158,071   3,151,145   1,391,355
Dilutive securities - stock options and warrants                      371,758     300,136           -
-----------------------------------------------------------------------------------------------------
Weighted-average shares outstanding - diluted                       3,529,829   3,451,281   1,391,355
-----------------------------------------------------------------------------------------------------

14. REGULATORY MATTERS
    The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

14. CONTINUED
capital adequacy requirements to which it is subject. As of December 31, 1998 the Bank was "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.
    Regulatory capital amounts (dollars in thousands) and ratios for the Company and the Bank as of December 31, 1998 and 1997, were:

                                                                      MINIMUM REQUIREMENTS        TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                      FOR CAPITAL ADEQUACY    PROMPT CORRECTIVE
                                                      ACTUAL                PURPOSES           ACTION PROVISION
                                               --------------------  ----------------------  --------------------
                                                AMOUNT      RATIO     AMOUNT       RATIO      AMOUNT      RATIO
-----------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998
Total capital (to risk weighted assets):
    Consolidated                               $  52,162      18.9%  $  22,092        8.0%   $  27,616      10.0%
    The Bank                                      35,689      13.1%     21,729        8.0%      27,162      10.0%
Tier 1 capital (to risk weighted assets):
    Consolidated                                  37,381      13.5%     11,046        4.0%      16,570       6.0%
    The Bank                                      33,013      12.2%     10,865        4.0%      16,297       6.0%
Tier 1 capital (to average assets):
    Consolidated                                  37,381       8.1%     18,541        4.0%      23,176       5.0%
    The Bank                                      33,013       7.2%     18,293        4.0%      22,866       5.0%
AS OF DECEMBER 31, 1997
Total capital (to risk weighted assets):
    Consolidated                                  28,040      18.2%     12,299        8.0%      15,374      10.0%
    The Bank                                      19,442      12.0%     12,989        8.0%      16,236      10.0%
Tier 1 capital (to risk weighted assets):
    Consolidated                                  26,427      17.2%      6,150        4.0%       9,224       6.0%
    The Bank                                      17,829      11.0%      6,494        4.0%       9,741       6.0%
Tier 1 capital (to average assets):
    Consolidated                                  26,427      15.0%      7,051        4.0%       8,814       5.0%
    The Bank                                      17,829      10.2%      6,986        4.0%       8,733       5.0%

-----------------------------------------------------------------------------------------------------------------

    The FDIC, through the Savings Association Insurance Fund (SAIF), insures deposits of accountholders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the FHLB equal to at least 1% of the unpaid principal balances of their residential mortgage loans, .3% of their total assets or 5% of their outstanding advances from the bank, whichever is greater. Purchases and sales of stock are made directly with the bank at par value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS
    Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of December 31, 1998 and 1997.
    The carrying value and estimated fair value of financial instruments is summarized as follows (in thousands):

                                                                  1998                     1997
                                                         ----------------------  ------------------------
                                                         CARRYING    ESTIMATED    CARRYING     ESTIMATED
                                                           VALUE    FAIR VALUE      VALUE     FAIR VALUE
---------------------------------------------------------------------------------------------------------
Assets:
  Cash and interest-bearing deposits                     $  24,439      24,439       45,917       45,917
  Investment securities                                    193,199     193,244       41,453       41,495
  Loans receivable                                         240,049     246,787      142,458      143,322
  Loans held for sale                                       21,321      21,321       16,895       16,895
Liabilities:
  Deposit accounts                                         262,311     262,588      196,963      197,448
  FHLB advances                                             64,700      66,301       15,000       15,000
  Other borrowings                                         116,464     117,331       15,331       15,331
  Company-obligated manditorily redeemable preferred
    securities of subsidiary trust holding solely
    debentures of the company                               21,450      22,145            -            -
Off balance sheet instruments:
  Commitments to extend credit                                   -           -            -            -
  Loans sold with recourse                                       -           -            -            -
  Unused lines of credit                                         -           -            -            -
---------------------------------------------------------------------------------------------------------

    CASH ON HAND AND IN BANKS - The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

    FEDERAL FUNDS SOLD - The carrying amount for federal funds sold approximates fair value due to the overnight maturity of these instruments.

    INVESTMENT SECURITIES - The fair value of investment securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

    LOANS - Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories. The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate.
    The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company's historical loss percentage for each specific loan category.

    DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing now accounts, money market and statement savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

15. CONTINUED
value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

    BORROWINGS - Borrowings were segmented into categories with similar financial characteristics. Federal funds and short-term repurchase agreements fair value approximates carrying values. All other borrowings were discounted using a cash flow approach based on market rates as of December 31, 1998 specific for each category.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The Company's adjustable rate commitments to extend credit move with market rates and are not subject to interest rate risk. The rates and terms of the Company's fixed rate commitments to extend credit are competitive with others in the various markets in which the Company operates. The fair values of these instruments are immaterial.
    The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

    LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

16. SEGMENT INFORMATION
    The Company is in the business of providing financial services, and operates in two business segments--commercial and consumer banking and mortgage banking. Commercial and consumer banking is conducted through the Bank and involves in delivering a broad range of financial products and services, including lending and deposit taking, to individuals and commercial enterprises. Mortgage banking is conducted through First Mariner Mortgage Corporation, a subsidiary of the Bank, and involves originating residential single family mortgages for sale in the secondary market and to the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

16. CONTINUED
    The following table presents certain information regarding these business segments for the year ended December 31, 1998 (in thousands). Information is not available for years prior to 1998.

Total revenue:
  Commercial and consumer banking                                                 $  15,420(1)
  Mortgage banking                                                         2,761
  Less related party transactions                                           (564)          (3)
-------------------------------------------------------------------------------------------
Net mortgage banking                                                                  2,197(2)
-------------------------------------------------------------------------------------------
Consolidated revenue                                                              $  17,617
-------------------------------------------------------------------------------------------
Income (loss) before income taxes:
  Commercial and consumer banking                                                 $     206(1)
  Mortgage banking                                                           518
  Less related party transactions                                           (564)          (3)
-------------------------------------------------------------------------------------------
Net mortgage banking                                                                    (46)(2)
-------------------------------------------------------------------------------------------
Consolidated income before income taxes                                           $     160
-------------------------------------------------------------------------------------------
Identifiable assets:
  Commercial and consumer banking                                                 $ 473,441
  Mortgage banking                                                                   24,046
-------------------------------------------------------------------------------------------
Consolidated total assets                                                         $ 497,487
-------------------------------------------------------------------------------------------

(1) Includes net interest income of $11,801.

(2) Includes net interest income of $221.

(3) Management's policy for the mortgage banking segment is to recognize a gain for loans sold to the Bank at prices determined annually.

17. COMPREHENSIVE INCOME
    The Company's components of comprehensive income are as follows (in thousands) for the years ended December 31:

                                                                                1998        1997        1996
---------------------------------------------------------------------------------------------------------------
Net income (loss)                                                             $   1,123         365      (2,173)
---------------------------------------------------------------------------------------------------------------
Other comprehensive income items:
  Unrealized holding gains arising during the period (net of tax of $335,
    $273, and $125, respectively)                                                   596         625         222
  Less: reclassification adjustment for gains (net of tax of $266, $172, and
    $119, respectively) included in net income                                      472         307         211
---------------------------------------------------------------------------------------------------------------
Total other comprehensive income items                                              124         318          11
---------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                             $   1,247         683      (2,162)
---------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

18. FINANCIAL INFORMATION OF PARENT COMPANY
    The following is financial information of First Mariner Bancorp (parent company only):

                                                                                       DECEMBER 31,
                                                                                   --------------------
STATEMENT OF FINANCIAL CONDITION                                                     1998       1997
-------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Assets:
  Cash                                                                             $   8,883      7,167
  Commercial loans                                                                     2,960          -
  Available for sale securities                                                        3,773      2,164
  Investment in subsidiary                                                            33,230     18,165
  Other assets                                                                         2,494         39
-------------------------------------------------------------------------------------------------------
Total assets                                                                       $  51,340     27,535
-------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Other liabilities                                                                $   1,402        569
  Company-obligated manditorily redeemable preferred securities of subsidiary
    trust holding solely debentures of the company                                    21,450          -
  Stockholders' equity                                                                28,488     26,966
-------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                         $  51,340     27,535
-------------------------------------------------------------------------------------------------------

                                                                                FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
STATEMENT OF OPERATIONS                                                     1998       1997       1996

---------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Income:
  Interest income on investments                                          $     497        295         43
  Interest income on loans                                                       74          -          -
  Gain on sale of securities                                                    690        455        330
  Other income                                                                  208         20          -
---------------------------------------------------------------------------------------------------------
Total income                                                                  1,469        770        373
---------------------------------------------------------------------------------------------------------
Expenses:
  Interest expense                                                              940          -          -
  Salaries and employee expenses                                                837        524        240
  Amortization                                                                   12          7          8
  Professional expenses                                                         312         52          -
  Other expenses                                                                222         16         15
---------------------------------------------------------------------------------------------------------
Total expenses                                                                2,323        599        263
---------------------------------------------------------------------------------------------------------
Income (loss) before income tax benefit                                        (854)       171        110
Income tax benefit                                                             (963)      (192)         -
---------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income (loss) of the Bank             109        363        110
Equity in undistributed net income (loss) of the Bank                         1,014          2     (2,283)
---------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $   1,123        365     (2,173)
---------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1998, 1997 AND 1996            FIRST MARINER BANCORP AND SUBSIDIARY

18. CONTINUED

                                                                              FOR THE YEARS ENDED
                                                                                 DECEMBER 31,
                                                                        -------------------------------
STATEMENT OF CASH FLOWS                                                   1998       1997       1996
-------------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Income before undistributed net income of the Bank                    $     109        363        110
  Depreciation and amortization                                                12          7          7
  Increase in other liabilities                                               833       (169)       696
  Increase in other assets                                                 (2,467)       (27)        (7)
  Gain on sale of securities                                                 (690)      (455)      (330)
  Other                                                                         -          -         (3)
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                        (2,203)      (281)       473
-------------------------------------------------------------------------------------------------------
Net cash flows from investing activities:
  Investment in subsidiaries                                              (13,927)         -    (10,500)
  Loan disbursements, net                                                  (2,960)         -          -
  Purchase of available for sale securities                                (8,050)    (1,562)    (2,154)
  Sale of available for sale securities                                     7,131        496      2,170
-------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                  (17,806)    (1,066)   (10,484)
-------------------------------------------------------------------------------------------------------
Net cash provided by financing activities:
  Proceeds from stock issuance, net                                           275      2,487     15,256
  Proceeds from trust preferred securities offering                        21,450          -          -
-------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                   21,725      2,487     15,256
-------------------------------------------------------------------------------------------------------
Net increase in cash and temporary investments                              1,716      1,140      5,245
Cash and temporary investments at beginning of year                         7,167      6,027        782
-------------------------------------------------------------------------------------------------------
Cash and temporary investments at end of year                           $   8,883      7,167      6,027
-------------------------------------------------------------------------------------------------------

DIRECTORS AND OFFICERS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

BOARD OF DIRECTORS

Edwin F. Hale, Sr.
CHAIRMAN OF THE BOARD &
CHIEF EXECUTIVE OFFICER
FIRST MARINER BANCORP
FIRST MARINER BANK

Joseph A. Cicero
PRESIDENT AND CHIEF OPERATING OFFICER
FIRST MARINER BANCORP
CHIEF OPERATING OFFICER
FIRST MARINER BANK

George H. Mantakos
EXECUTIVE VICE PRESIDENT
FIRST MARINER BANCORP
PRESIDENT
FIRST MARINER BANK

Barry B. Bondroff
PRESIDENT & MANAGING DIRECTOR
GRABUSH, NEWMAN & CO., P.A.

Edith B. Brown
DIRECTOR OF PUBLIC & COMMUNITY RELATIONS
THE BALTIMORE ARENA

Rose M. Cernak
PRESIDENT
OLDE OBRYCKI'S CRAB HOUSE, INC.

Christopher P. D'Anna
EXECUTIVE VICE PRESIDENT
MARS SUPER MARKETS, INC.

Bruce H. Hoffman
EXECUTIVE DIRECTOR
MARYLAND STADIUM AUTHORITY

Melvin S. Kabik
COMMERCIAL REAL ESTATE INVESTOR

R. Andrew Larkin
PRESIDENT
MARYLAND REALTY INVESTMENTS CORP.

Michael J. Lynch
VICE PRESIDENT
THE GENERAL SHIP REPAIR COMPANY

Jay J. J. Matricciani
PRESIDENT
THE MATRICCIANI COMPANY

Walter L. McManus, Jr.
PRESIDENT
CASTLEWOOD REALTY COMPANY, INC.

James P. O'Conor
PRESIDENT & CEO
O'CONOR, PIPER & FLYNN

John J. Oliver, Jr.
CEO AND PUBLISHER
AFRO-AMERICAN PUBLISHING CO.

Hanan Y. Sibel
CEO & CHAIRMAN
MAI-CHAIMSON, INC.

Leonard Stoler
OWNER & PRESIDENT
LEN STOLER, INC.

Captain Michael R. Watson
PRESIDENT
ASSOCIATION OF MARYLAND PILOTS

FIRST MARINER BANCORP
SENIOR OFFICERS

Edwin F. Hale, Sr.
CHAIRMAN & CHIEF EXECUTIVE OFFICER

Joseph A. Cicero
PRESIDENT & CHIEF OPERATING OFFICER

George H. Mantakos
EXECUTIVE VICE PRESIDENT

Kevin M. Healey
SENIOR VICE PRESIDENT

Eugene A. Friedman
VICE PRESIDENT &
CORPORATE SECRETARY

FIRST MARINER MORTGAGE
COMPANY

Brett J. Carter
PRESIDENT

Joseph A. Cicero
CHIEF OPERATING OFFICER

Albert Kavalsky
SENIOR VICE PRESIDENT

Lynda J. Jeffers
SENIOR VICE PRESIDENT

William A. Benner
VICE PRESIDENT

Deborah J. Leypoldt
VICE PRESIDENT

Barbara O'Brien Greaver
VICE PRESIDENT

Patty Robinson
VICE PRESIDENT

Carla Commons
VICE PRESIDENT

Tammy Ruse
VICE PRESIDENT

DIRECTORS AND OFFICERS
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

FIRST MARINER BANK
SENIOR OFFICERS

Edwin F. Hale, Sr.
CHAIRMAN & CHIEF EXECUTIVE OFFICER

George H. Mantakos
PRESIDENT

Joseph A. Cicero
CHIEF OPERATING OFFICER

M. Neil Brownawell, II
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Kevin M. Healey
SENIOR VICE PRESIDENT

Jane A. Higgins
SENIOR VICE PRESIDENT
RETAIL AND OPERATIONS

William A. Murphy
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Robert P. Warr
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

John Winkler
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Lawrence W. Mathe
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Rodney J. Baker
VICE PRESIDENT
CONSUMER LENDING

Kathy J. Bennett
VICE PRESIDENT
BRANCH ADMINISTRATION

Frances Crawford
VICE PRESIDENT
BRANCH ADMINISTRATION

Robert Friday, Jr.
VICE PRESIDENT
BRANCH ADMINISTRATION

Eugene A. Friedman
VICE PRESIDENT & CORPORATE SECRETARY

Linda D. Gaunt
VICE PRESIDENT
BRANCH ADMINISTRATION

Linda R. Heier
REGIONAL VICE PRESIDENT
BRANCH ADMINISTRATION

Kenneth C. Jones
VICE PRESIDENT
FACILITIES

Imelda Liberatore
VICE PRESIDENT
BRANCH ADMINISTRATION

John Soos
VICE PRESIDENT
BRANCH ADMINISTRATION

Wayne W. Spencer
REGIONAL VICE PRESIDENT
BRANCH ADMINISTRATION

Gerard T. Stanczyk
VICE PRESIDENT
SYSTEMS

Richard Sutton
VICE PRESIDENT
BRANCH ADMINISTRATION

William F. Thompson
VICE PRESIDENT
INTERNAL AUDIT

Sandy Wildberger
VICE PRESIDENT
BRANCH ADMINISTRATION

Ralph Wood
VICE PRESIDENT
BRANCH ADMINISTRATION

Lila E. Yingling
VICE PRESIDENT
OPERATIONS

SHAREHOLDER INFORMATION
-------------------------------------------------------------------
                                            FIRST MARINER BANCORP AND SUBSIDIARY

First Mariner Bancorp's periodic reports filed with the Securities and Exchange Commission are available without charge to stockholders and other interested parties. To request those publications, or if you have questions about First Mariner Bancorp, you are invited to contact:

INVESTOR RELATIONS

First Mariner Bancorp
1801 South Clinton Street
Baltimore, MD 21224
410-342-2600

TRANSFER AGENT AND REGISTRAR

American Transfer & Trust Company
40 Wall Street
New York, NY 10005
212-936-5100

Communications concerning changes of address, lost certifcate and transfer requests should be directed to the Transfer Agent.

ANNUAL MEETING

The 1999 Annual Meeting of Stockholders
will be held on May 4, 1999 at Sparrows Point Country Club, 919 Wise Avenue, Baltimore, Maryland.

1998 ANNUAL REPORT AND FORM 10-K

This report is submitted for the general information of the stockholders of First Mariner Bancorp and is not intended to be used in connection with any sale or purchase of securities. Copies of Form 10-K are available from the Corporate Secretary of First Mariner Bancorp without charge.