Form 10-K, Exhibit 13
period 1999-12-31
FIRST MARINER BANCORP
filed 2000-03-30
CIK 946090

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

    The principal objective of this financial review is to provide a discussion and an overview of the financial condition and results of operations of the First Mariner Bancorp and its subsidiaries for the years ended December 31, 1999, 1998 and 1997. This discussion should be read in conjunction with the accompanying financial statements and related notes as well as statistical information included in the report.
    First Mariner Bancorp ("The Company") through its wholly owned subsidiary, First Mariner Bank ("the Bank"), offers consumer and commercial banking services throughout central Maryland. The Bank offers mortgage lending services through its wholly-owned subsidiary, First Mariner Mortgage Corporation ("FMMC").

OVERVIEW
    The Company is a bank holding company incorporated under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Company was organized in 1994 and changed its name to First Mariner Bancorp in May 1995. Since 1995, management has implemented a strategy of building a branch network in its core market area. This strategy is intended to position the Bank to optimize the opportunities that management believes have been created by dislocations caused by the widespread consolidations among local banks with large out-of-state acquirers.
    The Company recorded a pre-tax income of $1,387,000 for 1999 a 767% increase over the $160,000 for 1998 and net income of $877,000 for 1999 compared to $1,123,000 for 1998. The 1998 results included an income tax benefit of $963,000. The 1999 result continues to reflect the cost of the Company's expansion strategy as the Bank has grown to twenty-four retail banking branches and ten residential mortgage lending offices. Basic net income per share for the year ended December 31, 1999 was $0.28 per share.

    NET INTEREST INCOME/MARGINS - The primary source of earnings for the Company is net interest income, which is the difference between income earned on interest-earning assets, such as loans and investment securities, and interest expense incurred on the interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") and the rate spreads between the interest-earning assets and the Company's funding sources.
    Net interest income increased to $17,651,000 for 1999, a 46.8% increase from the net interest income of $12,022,000 earned for 1998. Earning assets averaged $522,491,000 for 1999, a 60.1% increase as compared to $326,261,000 for 1998.
The increase in net interest income was due to the growth of the loan and investment portfolios. Average loans increased by 58.8% to $317,237,000 and average investments and interest bearing deposits increased by 69.5% to $197,883,000. The increase in loans reflects the Company's expansion of its commercial and real estate lending activities among middle market borrowers in the Baltimore-Washington area, the growth of the Bank's mortgage banking subsidiary, FMMC, and the increase emphasis on consumer lending. The increase in investments was primarily the result of the Bank's adoption of a leverage strategy after issuing $21.45 million of Trust Preferred securities in mid 1998. This strategy consisted of increasing the Bank's investment portfolio, especially mortgage backed securities which were funded primarily with long term borrowings and FHLB advances. This asset growth was funded by an increase in average deposits of $95,446,000 or 42.7% and an 114.7% increase in average borrowings or $108,827,000. The increase in deposits was due to the aggressive expansion of the Company's retail banking network to twenty-four branches and the introduction of new checking, money market and certificate of deposit products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

The increase in borrowings was primarily to fund the Bank's leverage strategy and the increase in the investment portfolio.
    Interest income on loans increased to $26,719,000 for 1999 which represents an increase of $8,554,000 or 47.1% from $18,165,000 for 1998. Interest income on investments increased to $13,754,000 for 1999 which represents an increase of $5,598,000 or 68.6% from $8,156,000. Interest expense on deposits increased to $11,797,000 in 1999, an increase of $2,716,000 or 29.9% from $9,081,000 for
1998. Interest expense on borrowings increased to $11,025,000 for 1999, an increase of $5,807,000 or 111.3% from $5,218,000 for 1998.
    Despite a lower interest rate spread (which is the difference between the yield on earning assets and the cost of interest-bearing liabilities), which decreased from 3.10% in 1998 to 2.96% in 1999, and net interest margin for the Company, net interest income improved in 1999 due to the overall increase in average earning assets.
    The key performance measure for net interest income is the "net interest margin", or net interest income divided by average earning assets. The Company's net interest margin is affected by loan pricing, mix of earning assets, and the distribution and pricing of deposits and borrowings. The Company's net interest margin was 3.38% for the year ended December 31, 1999 as compared to 3.68% for 1998. The net margin decreased primarily due to increased borrowings and investments by the Company as it continued its implementation of its leverage strategy. These investments and borrowings have a lower spread than the loan and deposit portfolios. The net margin also decreased due to a decrease in average loans as a percentage of total average earning assets from 61.2% in 1998 to 60.7% in 1999.
    Table 1: "Comparative Average Balances-Yields and Rates" indicates the Company's average volume of interest-earning assets and interest-bearing liabilities and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume and mix of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities and the availability of particular sources of funds, such as non-interest bearing deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

TABLE 1: COMPARATIVE AVERAGE BALANCES (1) YIELDS AND RATES

                                                          1999                             1998
                                             ------------------------------   ------------------------------
                                             AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
          (DOLLARS IN THOUSANDS)             BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
------------------------------------------------------------------------------------------------------------
Assets:
  Loans (net of unearned income) (1)         $317,237   $ 26,719    8.42%     $199,761   $18,165     9.09%
  Mortgage-backed securities available for
    sale                                      161,098     10,782    6.69%       91,762     6,089     6.64%
  Interest-bearing bank balances                9,586        477    4.98%        9,513       471     4.95%
  Treasury notes and agencies                   6,205        392    6.32%        7,836       468     5.97%
  Trust preferred securities                   20,994      1,722    8.20%        7,626       644     8.44%
  Other earning assets                          7,371        381    5.17%        9,763       484     4.96%
------------------------------------------------------------------------------------------------------------
Total earning assets                          522,491     40,473      7.75%    326,261     26,321      8.07%
------------------------------------------------------------------------------------------------------------
Allowance for loan losses                    ) (3,067                         ) (1,923
  Other assets                                 34,871                           23,346
------------------------------------------------------------------------------------------------------------
Total assets                                 $554,295                         $347,684
------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
  Deposits:
  Passbook/Savings                           $ 19,140        529    2.78%     $ 10,427       281     2.69%
  NOW/MMDA                                    129,885      4,828    3.72%       96,297     3,993     4.15%
  Certificates                                123,228      6,440    5.23%       85,895     4,807     5.60%
------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits               272,253     11,797      4.33%    192,619      9,081      4.71%
  Other borrowed funds                        203,709     11,025    5.41%       94,882     5,218     5.50%
------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities            475,962     22,822      4.79%    287,501     14,299      4.97%
  Noninterest-bearing demand deposits          46,473                           30,661
  Other liabilities                             5,323                            1,915
  Stockholders' equity                         26,537                           27,607
------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   $554,295                         $347,684
------------------------------------------------------------------------------------------------------------
Interest rate spread                                                  2.96%                            3.10%
    (Average yield less average rate)
------------------------------------------------------------------------------------------------------------
Net interest income                                     $ 17,651                         $ 12,022
    (Interest income less interest expense)
------------------------------------------------------------------------------------------------------------
Net Interest Margin                                                   3.38%                            3.68%
    (Net interest income/total earning
      assets)

                                                                           1997
                                                              ------------------------------
                                                              AVERAGE    INCOME/     YIELD/
                   (DOLLARS IN THOUSANDS)                     BALANCE    EXPENSE      RATE
--------------------------------------------------------------------------------------------
  Loans (net of unearned income) (1)                          $124,794   $11,954     9.58%
  Mortgage-backed securities available for sale                  7,527       521     6.92%
  Interest-bearing bank balances                                21,137     1,212     5.73%
  Treasury notes and agencies held to maturity                   8,704       535     6.15%
  Trust preferred securities                                         -         -         -
  Other earning assets                                           2,150        96     4.47%
--------------------------------------------------------------------------------------------
Allowance for loan losses                                     ) (1,441
  Other assets                                                  13,412
--------------------------------------------------------------------------------------------
Total assets                                                  $176,283
--------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
  Deposits:
  Passbook/Savings                                            $  7,194       195     2.71%
  NOW/MMDA                                                      35,242     1,311     3.72%
  Certificates                                                  82,552     4,636     5.62%
--------------------------------------------------------------------------------------------
Total interest-bearing deposits                                124,988      6,142      4.91%
  Other borrowed funds                                           7,071       423     5.98%
--------------------------------------------------------------------------------------------
Total interest-bearing liabilities                             132,059      6,565      4.97%
  Noninterest-bearing demand deposits                           16,374
  Other liabilities                                              1,533
  Stockholders' equity                                          26,317
--------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $176,283
--------------------------------------------------------------------------------------------
Interest rate spread                                                                   3.74%
    (Average yield less average rate)
--------------------------------------------------------------------------------------------
Net interest income                                                      $  7,753
  (Interest income less interest expense)
--------------------------------------------------------------------------------------------
Net Interest Margin                                                                    4.72%
    (Net interest income/total earning assets)

                                                              YEAR ENDED DECEMBER 31, 1999
                                                                       COMPARED TO
                                                              YEAR ENDED DECEMBER 31, 1998
                                                           -----------------------------------
                                                                  VARIANCE
                                                             DUE TO CHANGES IN
                                                           ----------------------      NET
                                                             AVERAGE     AVERAGE    INCREASE/
                 (DOLLARS IN THOUSANDS)                      VOLUME        RATE     (DECREASE)
----------------------------------------------------------------------------------------------
  Loans (net of unearned income)                             $9,980      $(1,426)     $8,554
  Mortgage-backed securities available for sale               4,647           46       4,693
  Interest-bearing bank balances                                  3            3           6
  Treasury notes and agencies held to maturity                 (102)          26         (76)
  Trust preferred securities                                  1,097          (19)      1,078
  Other earning assets                                         (123)          20        (103)
  Total interest income                                      15,502       (1,350)     14,152
Interest Expense:
  Passbook                                                      241            7         248
  NOW/MMDA                                                    1,282         (447)        835
  Certificates                                                1,969         (336)      1,633
  Other borrowed funds                                        5,894          (87)      5,807
  Total interest expense                                      9,386         (863)      8,523

  Loans (net of unearned income)                             $6,817      $  (606)     $6,211
Interest Income:
                                                                       COMPARED TO
                                                              YEAR ENDED DECEMBER 31, 1997
                                                           -----------------------------------
                                                                  VARIANCE
                                                             DUE TO CHANGES IN
                                                           ----------------------
                                                                                       NET
                                                             AVERAGE     AVERAGE    INCREASE/
                 (DOLLARS IN THOUSANDS)                      VOLUME        RATE     (DECREASE)
----------------------------------------------------------------------------------------------
  Mortgage-backed securities available for sale               5,590          (22)      5,568
  Interest-bearing bank balances                               (576)        (165)       (741)
  Treasury notes and agencies held to maturity                  (52)         (15)        (67)
  Trust preferred securities                                    644            -         644
  Other earning assets                                          377           11         388
  Total interest income(1)                                   13,065       (1,062)     12,003
Interest Expense:
  Passbook                                                       87           (1)         86
  NOW/MMDA                                                    2,532          150       2,682
  Certificates                                                  187          (16)        171
  Other borrowed funds and escrow                             4,829          (34)      4,795
  Total interest expense(1)                                   7,731            3       7,734
----------------------------------------------------------------------------------------------
Change in net interest income(1)                           $     5,334   ) (1,065   $    4,269

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                   (DOLLARS IN THOUSANDS)                       1999       1998       1997
--------------------------------------------------------------------------------------------
Service fees on deposits                                        3,696      2,454        865
Other operating income                                          1,420        959        577
Gain on securities                                                241        738        479

Net occupancy                                                   2,939      1,856      1,269
Salaries and employee benefits                                $ 11,458   $  7,632   $  4,371
                                                              ------------------------------
                                                                1999       1998       1997
                   (DOLLARS IN THOUSANDS)                      AMOUNT     AMOUNT     AMOUNT
--------------------------------------------------------------------------------------------
Deposit insurance premiums                                        167        122         77
Furniture, fixtures and equipment                               1,271        790        361
Professional services                                             328        605        380
Advertising                                                     1,028        683        574
Data processing                                                 1,332        884        533
Cost of ATM Network                                               601        427        241
Office supplies                                                   345        255        149
Service & maintenance                                             649        418        190
OREO expense                                                       25        157          -
Other                                                           2,600      2,416      1,314
--------------------------------------------------------------------------------------------
Total noninterest expense                                     $ 22,743   $ 16,245   $  9,459

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

INCOME TAXES
    In 1999 the Company recorded tax expense of $510,000 at an effective tax rate of 36.8%. In 1998 the Company recorded an income tax benefit of $963,000. In assessing the realizability of the deferred tax asset in 1998, management determined that the valuation allowance was no longer necessary. Management believes that all of the deferred tax asset will be realized based on expected future taxable income.
    The amount of the net operating loss carryforward for federal and state income tax purposes at December 31, 1999 approximates $416,000 and $2,318,000, respectively. As a result of ownership changes in 1997 and 1996, utilization of a portion of the net operating loss carryforward is subject to an annual limitation.

FINANCIAL CONDITION
    At December 31, 1999, the Company's total assets were $616,072,000 as compared to $497,487,000 at December 31, 1998, an increase of 23.8%. This increase was primarily due to the continued growth in the branching network, marketing of deposit and loan products and the leverage strategy which increased investments and borrowings. The Bank's overall asset size and customer base, both individual and commercial, increased significantly during 1998 and this growth continued through 1999.
    Loans at December 31, 1999 were $329,528,000 as compared to $242,725,000 on December 31, 1998, which represents an increase of $86,803,000 or 35.8%. The increase was in commercial real estate, residential real estate, commercial and consumer lending.
    Total deposits have increased by $106,440,000 for 1999 or of 40.6% from $262,311,000 at December 31, 1998. Total investments including interest bearing deposits increased by $15,796,000 for 1999 to $216,241,000 compared to $200,445,000 at December 31, 1998. This increase was primarily in mortgage backed securities as a result of a leverage strategy adopted to utilize the capital acquired through the issuance of $21.45 million of Trust Preferred securities in mid 1998. These investments were funded primarily by the increases in short and long term borrowings, repurchase agreements and FHLB advances which increased $5,760,000 to $186,924,000 at December 31, 1999 compared to $181,164,000 at year end, 1998.

COMPOSITION OF LOAN PORTFOLIO
    Because loans are expected to produce higher yields than investment securities and other interest-earning assets, the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin.
    Loans held for sale increased $4,978,000 at December 31, 1999 from $21,321,000 at December 31, 1998, reflecting the growth of mortgage banking activity in the Bank's mortgage banking subsidiary, First Mariner Mortgage Corporation. First Mariner Mortgage Corporation sold approximately $226,000,000 of residential mortgages during the year ended December 31, 1999. In addition, $14,337,000 of residential mortgages were classified as held for sale by the Bank at December 31, 1999.
    During 1999 average loans were $317,237,000 and constituted 60.7% of average earning assets and 57.2% of average total assets for the same period. This average loan balance represents an increase of $117,476,000 or 58.8% over 1999. During the year ended December 31, 1998, average loans were $199,761,000 and constituted 61.2% of average earning assets and 57.5% of average total assets. At December 31, 1999 the loan to deposit ratio was 89.4% compared to 92.5% as of December 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

    The Bank's loan portfolio composition as of December 31, 1999 reflects a concentration in commercial real estate and construction loans. The following table sets forth the composition of the Bank's loan portfolio.

TABLE 5: LOAN PORTFOLIO COMPOSITION

                                                               DECEMBER 31,
                                           ----------------------------------------------------
         (DOLLARS IN THOUSANDS)              1998       1998       1997       1996       1995
-----------------------------------------------------------------------------------------------
                                            AMOUNT     AMOUNT     AMOUNT     AMOUNT     AMOUNT
Type of Loans
Commercial                                 $ 67,917   $ 55,792   $ 24,119   $17,097    $   869
Commercial real estate and construction
  (1)                                       141,169    103,439     81,039    55,888     11,475
Residential real estate                      85,874     63,330     34,396    17,140     16,216
Consumer                                     35,101     20,418      4,992     2,566      1,451
-----------------------------------------------------------------------------------------------
Total loans                                 330,061    242,979    144,546     92,691     30,011
Add:
  Unamortized loan premiums                      47        108        140       205        284
Less:
  Unearned income                               580        362        614       833        360
-----------------------------------------------------------------------------------------------
Loans receivable                           $329,528   $242,725   $144,072   $ 92,063   $ 29,935

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

TABLE 6: MATURITY SCHEDULE OF SELECTED LOANS

                                                                  DECEMBER 31, 1999
                                                ------------------------------------------------------
                                                              MORE
                                                 UP TO        THAN      5 YEARS
                                                  ONE        1 YEAR        TO        10 +
            (DOLLARS IN THOUSANDS)                YEAR     TO 5 YEARS   10 YEARS    YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                         $   443     $  3,359    $ 9,819    $72,253    $ 85,874
Commercial real estate
  and construction                               47,626       86,657      6,886          -     141,169
Commercial                                       21,119       45,725      1,073          -      67,917
Consumer                                            948       21,467     12,686          -      35,101
------------------------------------------------------------------------------------------------------
  Total                                         $70,136     $157,208    $30,464    $72,253    $330,061
------------------------------------------------------------------------------------------------------
Fixed interest rate                             $52,618     $121,134    $27,698    $27,322    $228,772
Variable interest rate                           17,518       36,074      2,766     44,931     101,289
------------------------------------------------------------------------------------------------------
  Total                                         $70,136     $157,208    $30,464    $72,253    $330,061
------------------------------------------------------------------------------------------------------

                                                                  DECEMBER 31, 1998
                                                ------------------------------------------------------
                                                              MORE
                                                 UP TO        THAN      5 YEARS
                                                  ONE        1 YEAR        TO        10 +
            (DOLLARS IN THOUSANDS)                YEAR     TO 5 YEARS   10 YEARS    YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                         $ 1,055     $ 3,256     $   769    $58,250    $ 63,330
Commercial real estate
  and construction                               57,779      26,742      15,069      3,849     103,439
Commercial                                       18,202      24,056      11,398      2,136      55,792
Consumer                                          1,081       4,302      10,668      4,367      20,418
------------------------------------------------------------------------------------------------------
  Total                                         $78,117     $58,356     $37,904    $68,602    $242,979
------------------------------------------------------------------------------------------------------
Fixed interest rate                             $29,853     $52,695     $22,480    $39,332    $144,360
Variable interest rate                           48,264       5,661      15,424     29,270      98,619
------------------------------------------------------------------------------------------------------
  Total                                         $78,117     $58,356     $37,904    $68,602    $242,979
------------------------------------------------------------------------------------------------------

                                                                  DECEMBER 31, 1997
                                                ------------------------------------------------------
                                                              MORE
                                                 UP TO        THAN      5 YEARS
                                                  ONE        1 YEAR        TO        10 +
            (DOLLARS IN THOUSANDS)                YEAR     TO 5 YEARS   10 YEARS    YEARS      TOTAL
------------------------------------------------------------------------------------------------------
Residential real estate                         $ 2,568     $ 2,008     $ 1,811    $28,009    $ 34,396
Commercial real estate
  and construction                               41,499      25,658      12,628      1,254      81,039
Commercial                                        9,111       8,303       6,303        402      24,119
Consumer                                            696         970       3,254         72       4,992
------------------------------------------------------------------------------------------------------
  Total                                         $53,874     $36,939     $23,996    $29,737    $144,546
------------------------------------------------------------------------------------------------------
Fixed interest rate                             $ 9,633     $26,984     $14,711    $11,942    $ 63,270
Variable interest rate                           44,241       9,955       9,285     17,795      81,276
------------------------------------------------------------------------------------------------------
  Total                                         $53,874     $36,939     $23,996    $29,737    $144,546
------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

LOAN QUALITY
    The Bank attempts to manage the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances. However, the Bank seeks to rely primarily on the cash flow of its borrowers' as the principal source of repayment. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.
    The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan loss is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require special attention.
    For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions. Specific reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan chargeoffs, delinquency trends, previous collection experience, and the risk rating on each individual loan along with an assessment of the effects of external economic conditions. Table 8: "Allowance for Loan Loss Allocation," which is set forth below, indicates the specific reserves allocated by loan type and also the general reserves included in the allowance for loan losses.
    As of December 31, 1999 the Company had approximately $4,229,000 in nonaccrual loans as compared with $1,520,000 at December 31, 1998. The Company held other real estate owned of $1,360,000 at December 31, 1999 compared to $1,633,000 at December 31, 1998.
    The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level management has determined to be adequate based upon factors noted above. The Company provided $785,000 for loan losses for the year ended December 31, 1999, as compared to $1,212,000 for the year ended December 31, 1998.
    As of December 31, 1999 the allowance for loan losses was $3,322,000, as compared with the December 31, 1998 balance of $2,676,000, an increase of $646,000 or 24.1%. Net charge-offs of $139,000 and $150,000 were recognized for 1999 and 1998, respectively. The growth in the reserve was warranted by the growth and risk profile in the loan portfolio. The allowance for loan losses at December 31, 1999 represented 1.01% of outstanding loans as compared with 1.10% as of December 31, 1998. The decrease in the percentage was based on management evaluation of the loan portfolio as of December 31, 1999 including the addition of residential real estate and consumer loans which traditionally require a lower allowance for loan losses. Residential real estate and consumer loans represent 36.7% of the loan portfolio at year end 1999 versus 34.5% in 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

    The following table summarizes the allowance activities.

TABLE 7: ALLOWANCE FOR LOAN LOSSES

                                                         YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------
         (DOLLARS IN THOUSANDS)              1999       1998       1997       1996       1995
-----------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of
  year                                     $  2,676   $  1,614   $  1,242   $   376    $   245
-----------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                      -        (88)         -      (157)        (9)
  Real estate                                     -        (70)      (100)      (49)       (47)
  Consumer                                     (142)       (23)         -       (42)        (4)
-----------------------------------------------------------------------------------------------
Recoveries
  Commercial                                      -          9          -        63          -
  Real estate                                     -         17          -         -          -
  Consumer                                        3          5          -        11          1
-----------------------------------------------------------------------------------------------
Loans (net of premiums and discounts)
  Period-end balance                        329,528    242,725    144,072    92,064     29,935
  Average balance during period             301,108    188,156    124,794    64,705     22,699
Allowance as percentage of period-end
  loan balance                                1.01%      1.10%      1.12%     1.35%      1.26%
Percent of average loans:
  Provision for loan losses                   0.26%      0.64%      0.38%     1.61%      0.84%
  Net chargeoffs                              0.05%      0.08%      0.08%     0.27%      0.26%

    Management's judgment as to the level of future losses on existing loans is based on management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future period will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The following table summarizes the allocation of allowance by loan type.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

TABLE 8: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                           DECEMBER 31, 1999                    DECEMBER 31, 1998                    DECEMBER 31, 1997
                  -----------------------------------  -----------------------------------  -----------------------------------
                                PERCENT   PERCENT OF                 PERCENT   PERCENT OF                 PERCENT   PERCENT OF
                                  OF       LOANS TO                    OF       LOANS TO                    OF       LOANS TO
                    AMOUNT       TOTAL    TOTAL LOANS    AMOUNT       TOTAL    TOTAL LOANS    AMOUNT       TOTAL    TOTAL LOANS
-------------------------------------------------------------------------------------------------------------------------------
Real estate        $   1,442       43.4%       68.7%    $   1,073       40.1%       68.6%    $     918       56.9%       79.8%
Commercial             1,210       36.4%       20.6%          622       23.3%       23.0%          205       12.7%       16.7%
Consumer                 124        3.7%       10.7%           68        2.5%        8.4%           14        0.8%        3.5%
Unallocated              546       16.5%           -          913       34.1%           -          477       29.6%           -

-------------------------------------------------------------------------------------------------------------------------------
  Total            $   3,322      100.0%      100.0%    $   2,676      100.0%      100.0%    $   1,614      100.0%      100.0%
-------------------------------------------------------------------------------------------------------------------------------

                                                       DECEMBER 31, 1996                    DECEMBER 31, 1995
                                              -----------------------------------  -----------------------------------
                                                            PERCENT   PERCENT OF                 PERCENT   PERCENT OF
                                                              OF       LOANS TO                    OF       LOANS TO
                                                AMOUNT       TOTAL    TOTAL LOANS    AMOUNT       TOTAL    TOTAL LOANS
----------------------------------------------------------------------------------------------------------------------
Real estate                                    $     793       63.9%       78.8%    $      92       24.5%       92.3%
Commercial                                            75        6.1%       18.4%           44       11.7%        2.9%
Consumer                                               9        0.7%        2.8%           28        7.5%        4.8%
Unallocated                                          365       29.3%           -          212       56.3%           -

----------------------------------------------------------------------------------------------------------------------
  Total                                        $   1,242      100.0%      100.0%    $     376      100.0%      100.0%
----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

    As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual even though the presence of collateral or the borrowers financial strength may be sufficient to provide for ultimate repayment. Interest on non-accrual loans is recognized only when received.

TABLE 9: NONPERFORMING ASSETS

                                                                                    DECEMBER 31,
                                                                           -------------------------------
                         (DOLLARS IN THOUSANDS)                              1999       1998       1997

----------------------------------------------------------------------------------------------------------
Loans on nonaccrual basis                                                  $   4,229  $   1,520  $   1,550
Real estate acquired by foreclosure                                            1,360      1,633      1,944
----------------------------------------------------------------------------------------------------------
  Total non-performing assets                                              $   5,589  $   3,153  $   3,494
----------------------------------------------------------------------------------------------------------
Loans past-due 90 days or more and accruing                                $   2,062  $     126  $     276

    Nonperforming assets, expressed as a percentage of total assets, increased to 0.91% at December 31, 1999 from 0.63% at December 31, 1998, reflecting the increase in nonaccrual loans. Nonaccrual loans were $4,229,000 at December 31, 1999 compared to $1,520,000 at December 31, 1998. At December 31, 1999, the allowance for loan losses represented 78.6% of nonaccruing loans compared to 176.1% at December 31, 1998. Management believes the allowance for loan losses is adequate.
    At December 31, 1999, impaired loans which are included in nonaccrual loans amounted to $3,638,000. These impaired loans are classified as collateral dependent and, accordingly are recorded at the lower of cost or fair value of the collateral. The real estate acquired by foreclosure consists of a land development project consisting of 213 residential building lots with a carrying value of approximately $982,000. The land development project is being completed under the direction of the Company. Currently, 96 lots are under contract, for settlement through May 2002. In addition, six single family lots with a carrying value of $269,000 and four single family units with a carrying value of $109,000 were also include in other real estate owned. Loans past due 90 days or more and accruing consist predominantly of residential first mortgage loans which are in the process of collection.

CAPITAL RESOURCES
    Stockholders' equity was $21,863,000 as of December 31, 1999 as compared to $28,488,000 as of December 31, 1998. The decrease of $6,625,000 was primarily the result of the change in accumulated other comprehensive loss of $7,312,000 offset by the 1999 income of $877,000. Cash dividends of six cents per share were declared and paid in 1999. The change in accumulated other comprehensive loss reflects the decrease in value of the available for sale securities. As rates have risen during 1999 the long term fixed rate nature of these securities has resulted in a decline in market valuation.
    Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk adjusted" assets so that categories of assets with higher "deemed" credit risks will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.
    To date, the Company has provided its capital requirements mainly through the funds received from its stock offerings. In the future, the Company may consider raising capital from time to time through an offering of common stock or other securities. As reflected in Table 10 "Capital Ratios", the Bank exceeded its capital adequacy requirements as of December 31, 1999 and 1998 and meets the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

requirement for "well capitalized" under Federal Banking Regulation. The Company continually monitors its capital adequacy ratios to assure that the Bank exceeds regulatory capital requirements.
    Capital is classified as Tier 1 (common stockholders' equity less certain intangible assets plus a portion of the trust preferred securities) and Total Capital (Tier 1 plus the allowed portion of the allowance for loan losses and the portion of trust preferred securities not included in Tier 1 capital). Minimum required levels must at least equal 4% for Tier 1 capital and 8% for Total Capital. In addition, institutions must maintain a minimum of 4% leverage capital ratio (Tier 1 capital to average total assets for the previous quarter).
    The Bank's capital position is presented in the following Table:

TABLE 10: CAPITAL RATIOS

                                                                              MINIMUM             TO BE WELL
                                            DECEMBER 31,                   REQUIREMENTS        CAPITALIZED UNDER
                                -------------------------------------       FOR CAPITAL        PROMPT CORRECTIVE
                                  1999          1998          1997       ADEQUACY PURPOSES     ACTION PROVISION
-----------------------------------------------------------------------------------------------------------------
Total capital to risk weighted
  assets                            12.1%         13.1%         12.0%             8.0%                 10.0%
Tier 1 capital to risk
  weighted assets                   11.2%         12.2%         11.1%             4.0%                  6.0%
Tier 1 capital leverage ratio        6.6%          7.2%         10.2%             4.0%                  5.0%

LIQUIDITY AND INTEREST RATE SENSITIVITY
    The primary objective of asset/liability management is to ensure the steady growth of the Company's primary earnings component, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these rate swings, management endeavors to structure the statement of financial condition so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.
    The measurement of the Company's interest rate sensitivity, or "gap," is one of the principal techniques used in asset/liability management. Interest sensitive gap is the dollar difference between assets and liabilities which are subject to interest-rate pricing within a given time period, including both floating rate or adjustable rate instruments and instruments which are approaching maturity.
    The Company's management and the board of directors oversee the asset/liability management function and meet periodically to monitor and manage the statement of financial condition, control interest rate exposure, and evaluate pricing strategies for the Company. The asset mix of the statement of financial condition is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the statement of financial condition focuses on expanding the various funding sources.
    In theory, interest rate risk can be diminished by maintaining a nominal level of interest rate sensitivity. In practice, this is made difficult by a number of factors including cyclical variation in loan demand, different impacts on interest-sensitive assets and liabilities when interest rates change, and the availability of funding sources. Accordingly, the Company undertakes to manage the interest-rate sensitivity gap by adjusting the maturity of and establishing rates on the earning asset portfolio and certain interest-bearing liabilities commensurate with management's expectations relative to market

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

interest rates. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.
    The interest rate sensitivity position as of December 31, 1999 is presented in Table 11: "Rate Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities or the interest rate sensitivity gap, is shown at the bottom of the table. As of December 31, 1999, the Company's interest sensitive liabilities exceeded interest sensitive assets within a one year period by $112.0 million. Assets and liabilities are scheduled based on maturity or repricing data except for mortgage loans and mortgage backed securities which are based on prevailing prepayments assumptions and core deposits which are based on core deposit studies done for banks in the Mid-Atlantic region. The Company would generally benefit from increasing market rates of interest when it is asset sensitive and would benefit from decreasing market rates of interest when it is liability sensitive. This suggests that if interest rates should increase over this period, the net interest margin would improve; and if interest rates should decrease, the net interest margin would decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration the fact that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment including changes in the volume and mix of earning assets and interest-bearing liabilities.
    Cash flows from financing activities, which included funds received from new and existing depositors, provided a large source of liquidity for the years ended December 31, 1999 and 1998. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support loan growth. The Bank also seeks to augment such deposits with longer term and higher yielding certificates of deposit. CD's of $100,000 or more are summarized by maturity in Table 12: "Maturity of Time Deposits $100,000 or More". Other sources of funds available to the Bank include short-term and long term borrowings, primarily in the form of Federal Home Loan Bank collateralized borrowings and repurchase agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

TABLE 11: RATE SENSITITIVITY ANALYSIS

                                                                 AS OF DECEMBER 31, 1999
                                           --------------------------------------------------------------------
                                                                                         LONGER THAN
                                                                                          10 YEARS
                                           180 DAYS   181 DAYS -   ONE-FIVE   FIVE-TEN     OR NON-
         (DOLLARS IN THOUSANDS)             OR LESS    ONE YEAR      YEARS      YEARS     SENSITIVE     TOTAL

---------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Interest-bearing deposits                $  24,346   $       -   $       -  $       -   $       -   $  24,346
  Investment securities                       15,714       7,851      52,819     48,942      66,569     191,895
  Loans held for sale                         26,299           -           -          -           -      26,299
  Loans                                      129,063      22,987     132,126     30,295      11,735     326,206
---------------------------------------------------------------------------------------------------------------
    Total interest-earnings assets         $ 195,422   $  30,838   $ 184,945  $  79,237   $  78,304   $ 568,746
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabiltities:
  Savings                                  $   1,049   $   1,064   $   9,057  $  12,815   $       -   $  23,985
  NOW accounts                                 1,261       1,268      10,443     13,828           -      26,800
  Money market accounts                       97,233       1,368      11,686          -                 110,287
  Certificates                                32,265      20,798     104,867         14           -     157,944
  Borrowings                                 134,411      47,513      26,450          -           -     208,374
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities     $ 266,219   $  72,011   $ 162,503  $  26,657   $       -   $ 527,390
---------------------------------------------------------------------------------------------------------------
Interest rate sensitive gap                $ (70,797)  $ (41,173)  $  22,442  $  52,580   $  78,304   $  41,356
---------------------------------------------------------------------------------------------------------------
Cumulative interest rate gap               $ (70,797)  $(111,970)  $ (89,528) $ (36,948)  $  41,356
---------------------------------------------------------------------------------------------------------------
Ratio of rate sensitive assets to rate
  sensitive liabilities                          73%         43%        114%       297%
---------------------------------------------------------------------------------------------------------------

DEPOSITS
    The Bank uses deposits as the primary source of funding of its loans. The following table describes the maturity of time deposits of $100,000 or more at the dates indicated.

TABLE 12: MATURITY OF TIME DEPOSITS $100,000 OR MORE

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                        (DOLLARS IN THOUSANDS)                            1999       1998       1997

-------------------------------------------------------------------------------------------------------
Under 3 months                                                          $   4,600  $   2,988  $   6,774
3 to 6 months                                                               6,261      4,508      8,046
6 to 12 months                                                              5,870      2,840      4,170
Over 12 months                                                             18,327      7,790      3,117
-------------------------------------------------------------------------------------------------------
Total                                                                   $  35,058  $  18,126  $  22,107
-------------------------------------------------------------------------------------------------------

    The Bank offers individuals and businesses a wide variety of accounts. These accounts include checking, savings, money market and CD's and are obtained primarily from communities which the Bank serves. The Bank holds no brokered deposits. The following table details the average amount,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

the average rate paid and the percentage of each category to total deposits for the years ended December 31, 1999, 1998 and 1997.

TABLE 13: AVERAGE DEPOSIT COMPOSITION AND COST

                                                                          YEAR ENDED DECEMBER 31, 1999
                                                                        ---------------------------------
                                                                         AVERAGE     AVERAGE     PERCENT
                        (DOLLARS IN THOUSANDS)                           BALANCE      RATE      OF TOTAL

---------------------------------------------------------------------------------------------------------
NOW & money market deposits                                             $ 129,885       3.72%       40.7%
Regular savings deposits                                                   19,140       2.76%        6.0%
Time deposits                                                             123,228       5.23%       38.7%
---------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                         272,253       4.33%       85.4%
---------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                        46,473       -           14.6%
---------------------------------------------------------------------------------------------------------
  Total deposits                                                        $ 318,726       3.70%      100.0%
---------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED DECEMBER 31, 1998
                                                                        ---------------------------------
                                                                         AVERAGE     AVERAGE     PERCENT
                                                                         BALANCE      RATE      OF TOTAL

---------------------------------------------------------------------------------------------------------
NOW & money market deposits                                             $  96,297       4.15%       43.1%
Regular savings deposits                                                   10,427       2.69%        4.7%
Time deposits                                                              85,895       5.60%       38.5%
---------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                         192,619       4.71%       86.3%
---------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                        30,661           -       13.7%
---------------------------------------------------------------------------------------------------------
  Total deposits                                                        $ 223,280       4.07%      100.0%
---------------------------------------------------------------------------------------------------------

                                                                        YEAR ENDED DECEMBER 31, 1997
                                                                      ---------------------------------
                                                                       AVERAGE     AVERAGE     PERCENT
                                                                       BALANCE      RATE      OF TOTAL

-------------------------------------------------------------------------------------------------------
NOW & money market deposits                                           $  35,242       3.72%       24.9%
Regular savings deposits                                                  7,194       2.71%        5.1%
Time deposits                                                            82,552       5.62%       58.4%
-------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                       124,988       4.91%       88.4%
-------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                                      16,374           -       11.6%
-------------------------------------------------------------------------------------------------------
  Total deposits                                                      $ 141,362       4.64%      100.0%
-------------------------------------------------------------------------------------------------------

    Total deposits as of December 31, 1999 were $368,751,000 compared to $262,311,000 as of December 31, 1998, an increase of $106,440,000. While the main source of the increase was money market and time deposits, other types of deposits increased as well, including savings accounts, interest bearing demand deposits, and non-interest bearing demand deposits. These increases reflect management's growth strategy, which includes significant marketing and promotion and the development of a branching network.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

INVESTMENT SECURITIES
    The following table presents the composition of the Company's securities portfolio as of December 31, 1999, 1998 and 1997:

                                                                               DECEMBER 31,
                                                                      -------------------------------
                       (DOLLARS IN THOUSANDS)                           1999       1998       1997

-----------------------------------------------------------------------------------------------------
Investment securities--available for sale:
  Mortgage-backed securities                                          $ 163,734  $ 163,099  $  24,255
  Trust preferred securities                                             20,536     20,725          -
  Agency bonds                                                            4,836          -      6,433
  Other bonds                                                               350        100          -
  Equity securities                                                       2,439      3,773      2,164
-----------------------------------------------------------------------------------------------------
    Total investment securities--available-for-sale                     191,895    187,697     32,852
-----------------------------------------------------------------------------------------------------
Investment securities--held to maturity:
  U.S. Treasury securities                                                    -      5,502      8,502
  Certificates of deposit                                                     -          -         99
-----------------------------------------------------------------------------------------------------
    Total investment securities--held to maturity                             -      5,502      8,601
-----------------------------------------------------------------------------------------------------
    Total investment securities                                       $ 191,895  $ 193,199  $  41,453
-----------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

SHORT-TERM BORROWINGS
    Short-term borrowings consist of short-term promissory notes issued to certain qualified investors, short-term repurchase agreements and borrowings from FHLB. The short-term promissory notes were in the form of commercial paper, which repriced daily and had maturities of 270 days or less. Short-term repurchase agreements were priced at origination and are payable in one year or less. Short-term borrowings from FHLB outstanding during 1999 and 1998 had maturities of one year or less and can be prepaid without penalty.

TABLE 16: SHORT-TERM BORROWINGS

                                                                       DECEMBER 31,
                                                              ------------------------------
                   (DOLLARS IN THOUSANDS)                       1999       1998       1997
--------------------------------------------------------------------------------------------
Amount outstanding at year-end:
  FHLB Short-term advances                                    $ 7,300    $19,700    $15,000
  Short-term promissory notes                                  22,439     22,014     15,331
  Short-term repurchase agreements                             12,185     14,450          -
Weighted average interest rates at year-end:
  FHLB Short-term advances                                      4.55%      4.95%      6.50%
  Short-term promissory notes                                   4.01%      3.72%      4.83%
  Short-term repurchase agreements                              5.58%      5.62%          -
Maximum outstanding at any month-end:
  FHLB Short-term advances                                    $32,300    $19,700    $15,000
  Short-term promissory notes                                  29,705     32,030     15,461
  Short-term repurchase agreements                             22,958     14,450          -
Average outstanding:
  FHLB Short-term advances                                    $ 7,844    $ 4,615    $ 1,904
  Short-term promissory notes                                  18,474     11,149      4,128
  Short-term repurchase agreements                             15,828      5,693          -
Weighted average interest rate during the year:
  FHLB Short-term advances                                      5.61%      5.61%      6.05%
  Short-term promissory notes                                   3.79%      3.96%      5.47%
  Short-term repurchase agreements                              5.60%      5.97%          -

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

[LOGO]

The Board of Directors
First Mariner Bancorp:

    We have audited the accompanying consolidated statements of financial condition of First Mariner Bancorp and subsidiaries (the Company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Mariner Bancorp and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

[LOGO]

Baltimore, Maryland
January 28, 2000

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1999           1998
------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks                                            $ 19,490         17,193
Interest-bearing deposits                                            24,346          7,246
Available for sale securities, at fair value (notes 3 and 8)        191,895        187,697
Investment securities, fair value of $5,547 in 1998 (note 3)              -          5,502
Loans held for sale                                                  26,299         21,321
Loans receivable (notes 4 and 8)                                    329,528        242,725
Allowance for loan losses (note 4)                                   (3,322)        (2,676)
------------------------------------------------------------------------------------------
Loans, net                                                          326,206        240,049
Other real estate owned (note 5)                                      1,360          1,633
Federal Home Loan Bank of Atlanta stock, at cost (notes 8
  and 12)                                                             4,365          3,235
Property and equipment, net (note 6)                                 10,300          7,530
Accrued interest receivable                                           3,312          2,655
Defered income taxes                                                  5,781          1,189
Prepaid expenses and other assets                                     2,718          2,237
------------------------------------------------------------------------------------------
Total assets                                                       $616,072        497,487
------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (note 7)                                                $368,751        262,311
  Borrowings (note 8)                                               109,739         86,714
  Repurchase agreements (note 8)                                     77,185         94,450
  Company-obligated manditorily redeemable preferred
    securities of subsidiary trust holding solely debentures
    of the Company (note 9)                                          21,450         21,450
  Proceeds on loan sales received in advance                         14,458              -
  Accrued expenses and other liabilities                              2,626          4,074
------------------------------------------------------------------------------------------
Total liabilities                                                   594,209        468,999
------------------------------------------------------------------------------------------
Stockholders' equity (notes 9, 13 and 14):
  Common stock, $.05 par value; 20,000,000 shares
    authorized; 3,166,813 shares issued and outstanding                 158            158
  Additional paid-in capital                                         34,394         34,394
  Accumulated deficit                                                (5,830)        (6,517)
  Accumulated other comprehensive income                             (6,859)           453
------------------------------------------------------------------------------------------
Total stockholders' equity                                           21,863         28,488
------------------------------------------------------------------------------------------
Commitments and contingencies (notes 5, 6 and 8)
------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                         $616,072        497,487
------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                 ------------------------------------
                                                                  1999          1998          1997
-----------------------------------------------------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT
                                                                           PER SHARE DATA)
Interest income:
  Loans                                                          $26,719        18,165        11,954
  Investments                                                     13,754         8,156         2,364
-----------------------------------------------------------------------------------------------------
Total interest income                                             40,473        26,321        14,318
-----------------------------------------------------------------------------------------------------
Interest expense:
  Deposits (note 7)                                               11,797         9,081         6,142
  Borrowed funds and other (note 8)                               11,025         5,218           423
-----------------------------------------------------------------------------------------------------
Total interest expense                                            22,822        14,299         6,565
-----------------------------------------------------------------------------------------------------
Net interest income                                               17,651        12,022         7,753
Provision for loan losses (note 4)                                   785         1,212           472
-----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               16,866        10,810         7,281
-----------------------------------------------------------------------------------------------------
Noninterest income:
  Gain on sale of loans                                            1,907         1,444           430
  Service fees on deposits                                         3,696         2,454           865
  Gain on securities, net                                            241           738           479
  Other                                                            1,420           959           577
-----------------------------------------------------------------------------------------------------
Total noninterest income                                           7,264         5,595         2,351
-----------------------------------------------------------------------------------------------------
Noninterest expenses:
  Salaries and employee benefits                                  11,458         7,632         4,371
  Net occupancy                                                    2,939         1,856         1,269
  Deposit insurance premiums                                         167           122            77
  Furniture, fixtures and equipment                                1,271           790           361
  Professional services                                              328           605           380
  Advertising                                                      1,028           683           574
  Data processing                                                  1,332           884           533
  Other (note 12)                                                  4,220         3,673         1,894
-----------------------------------------------------------------------------------------------------
Total noninterest expenses                                        22,743        16,245         9,459
-----------------------------------------------------------------------------------------------------
Income before income taxes                                         1,387           160           173
Income tax expense (benefit) (note 10)                               510          (963)         (192)
-----------------------------------------------------------------------------------------------------
Net income                                                       $   877         1,123           365
-----------------------------------------------------------------------------------------------------
Net income per common share (note 1):
  Basic                                                          $  0.28          0.36          0.12
  Diluted                                                           0.26          0.32          0.10
-----------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

                            NUMBER OF                                          ACCUMULATED
                            SHARES OF              ADDITIONAL                     OTHER           TOTAL
                             COMMON      COMMON     PAID-IN     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              STOCK      STOCK      CAPITAL       DEFICIT        INCOME          EQUITY
-----------------------------------------------------------------------------------------------------------
                                                        (DOLLARS IN THOUSANDS)
Balance at
  December 31, 1996         2,889,989     $145       31,645        (8,005)           11           23,796
-----------------------------------------------------------------------------------------------------------
Common stock issued, net
    of costs of issuance
    and exercise of common
    stock options and
    warrants                 246,730        12        2,475             -             -            2,487
  Net income                       -         -            -           365             -              365
  Other comprehensive
    income                         -         -            -             -           318              318
-----------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1997         3,136,719      157       34,120        (7,640)          329           26,966
-----------------------------------------------------------------------------------------------------------
Exercise of common stock
    options and warrants      30,094         1          274             -             -              275
  Net income                       -         -            -         1,123             -            1,123
  Other comprehensive
    income                         -         -            -             -           124              124
-----------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1998         3,166,813      158       34,394        (6,517)          453           28,488
-----------------------------------------------------------------------------------------------------------
Net income                          -          -            -           877               -             877
  Other comprehensive
    income                         -         -            -             -        (7,312)          (7,312)
  Cash dividends                   -         -            -          (190)            -             (190)
-----------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1999         3,166,813     $158       34,394        (5,830)       (6,859)          21,863

CONSOLIDATED STATEMENTS OF CASH FLOW
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998       1997
---------------------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income                                                  $     877      1,123       365
  Adjustments to reconcile net income to net cash used by
    operating activities:
    Depreciation and amortization                                 1,555      1,237       542
    Amortization of unearned loan fees, net                        (490)      (636)     (175)
    Amortization of premiums on deposits                              -        (11)      (24)
    Amortization of premiums on loans                                40         53        22
    Amortization of premiums and discounts on
      mortgage-backed securities, net                               269       (105)        -
    Gain on securities, net                                        (241)      (738)     (479)
    Loss on other real estate owned                                  21        157         -
    Deferred income taxes                                             9     (1,075)     (192)
    Increase in accrued interest receivable                        (657)    (1,221)     (721)
    Provision for loan losses                                       785      1,212       472
    Net increase in mortgage loans held-for-sale                 (4,978)    (4,426)  (13,823)
    Increase in proceeds on loan sales received in advance       14,458          -         -
    Net increase (decrease) in accrued expenses and other
      liabilities                                                (1,448)     1,349     1,735
    Net (increase) decrease in prepaids and other assets           (481)    (1,930)      352
---------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities               9,719   ) (5,011   )(11,926
---------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Loan disbursements, net of principal repayments               (86,592)   (98,656)  (53,554)
  Purchases of property and equipment                            (4,325)    (3,781)   (2,646)
  Purchases of Federal Home Loan Bank of Atlanta Stock           (1,130)    (1,836)     (919)
  Purchases of available for sale securities                    (56,937)  (192,940)  (43,383)
  Sales of available for sale securities                         12,727     16,374     5,044
  Principal repayments on mortgage-backed securities             28,071     16,265       806
  Maturities of available for sale securities                         -      6,500         -
  Purchases of investment securities                                  -          -    (7,492)
  Maturities of investment securities                             5,502      3,099     6,000
  Construction disbursements--other real estate owned              (471)      (705)     (345)
  Sales of other real estate owned                                  823      1,296         -
---------------------------------------------------------------------------------------------
Net cash used in investing activities                         )(102,332   )254,384   )(96,489
---------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    $ 106,440     65,359    95,004
  Net increase (decrease) in other borrowings                   (16,840)   101,133    15,331
  Proceeds from advances from Federal Home Loan Bank of
    Atlanta                                                     142,500     66,700     9,000
  Repayments of advances from Federal Home Loan Bank of
    Atlanta                                                    (119,900)   (17,000)        -
  Proceeds from trust preferred securities offering                   -     21,450         -
  Proceeds of stock options and warrants exercised                    -        275       143
  Proceeds from stock issuance, net                                   -          -     2,344
  Cash dividends                                                   (190)         -         -
---------------------------------------------------------------------------------------------
Net cash provided by financing activities                       112,010    237,917    121,822
---------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 19,397   )(21,478     13,407
Cash and cash equivalents at beginning of year                   24,439     45,917    32,510
---------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $  43,836     24,439     45,917
---------------------------------------------------------------------------------------------
Supplemental information:
  Interest paid on deposits and borrowed funds                $  22,556     13,826     6,440
  Real estate acquired in satisfaction of loans                     100        436     1,599
  Income taxes paid                                                 495          8         1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ORGANIZATION AND BASIS OF PRESENTATION - First Mariner Bancorp (the "Company") is a bank holding company incorporated under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Company owns 100% of the common stock of First Mariner Bank (the "Bank").
    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with these determinations, management evaluates historical trends and ratios and where appropriate obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.
    Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for losses on loans. Such agencies may require the Banks to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    (B) LOAN FEES - Origination and commitment fees and direct origination costs on loans held for investment are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Fees to extend loans three months or less are recognized in income upon receipt. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

    (C) SALES OF MORTGAGE LOANS - Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

    (D) INVESTMENT SECURITIES - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax effect, in accumulated other comprehensive income.
    The Company designates securities into one of the three categories at the time of purchase. If a decline in value of an individual security classified as held to maturity or available for sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is reflected in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. Gains or losses on the sales of investments is calculated using a specific identification basis and is determined on a trade-date

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

1. CONTINUED
basis. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods that approximate the interest method.

    (E) OTHER REAL ESTATE OWNED - Other real estate owned is recorded at the lower of cost or estimated fair value on their acquisition dates and at the lower of such initial amount or estimated fair value less selling costs thereafter. Subsequent write-downs are included in noninterest expense, along with operating income net of related expenses of such properties and gains or losses realized upon disposition.

    (F) PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

    (G) NONACCRUAL AND IMPAIRED LOANS - Loans are placed in nonaccrual status when they are past due 90 days as to either principal or interest, unless the loan is well secured and in the process of collection or earlier, when in the opinion of management, the collection of principal and interest is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Loans are charged-off when a loan or a portion thereof is considered uncollectible.
    The Company identifies impaired loans and measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price, or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding charge to provision for loan losses. The Company does not apply these provisions to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment.
    A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past-due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.
    When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreements.

    (H) STOCKHOLDERS' EQUITY - On May 12, 1998, the Board of Directors declared a 10% stock dividend, which was paid on May 26, 1998. An amount equal to the fair value of the common shares issued plus cash in lieu of fractional shares was transferred from Accumulated deficit to Common stock and Additional paid-in capital. The Stockholders' equity section of the Consolidated Statements of Position have been adjusted accordingly. Except for the number of shares authorized, all references to per share information and number of shares in the consolidated financial statements have been adjusted to reflect the stock dividend on a retroactive basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

1. CONTINUED
    (I) COMPREHENSIVE INCOME - Comprehensive income includes all changes in stockholders' equity during a period, except those relating to investments by and distributions to stockholders. The Company's comprehensive income consists of net earnings and unrealized gains and losses on securities available-for-sale and is presented in note 17. Accumulated other comprehensive income is displayed as a separate component of stockholders' equity.

    (J) INCOME TAXES - Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are provided on income and expense items when they are reported for financial statement purposes in periods different from the periods in which these items are recognized in the income tax returns. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based upon consideration of available evidence, including tax planning strategies and other factors.

    (K) STATEMENTS OF CASH FLOWS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    (L) NET INCOME PER SHARE - On May 12, 1998, the Board of Directors declared a 10% stock dividend. Average shares outstanding and all per share amounts are based on the increased number of shares giving retroactive effect to the stock dividend.
    Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants and their equivalents are computed using the "treasury stock" method.

    (M) STOCK-BASED COMPENSATION - The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects of using an optional fair value-based method to account for stock-based employee compensation plans is provided in note 9.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS
    The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. The required reserve balance was $275,000 and $300,000 at December 31, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

3. INVESTMENTS
    The composition of the investment portfolios and maturities, where applicable, are as follows (in thousands) at December 31:

                                                                     1999
---------------------------------------------------------------------------------------------
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES      VALUE
-----------------------------------------------------------------------------------------------
Available for sale securities:
  Mortgage-backed securities                     $171,189          -         7,455     163,734
  Trust preferred securities - due after ten
    years                                          23,332         56         2,852      20,536
  Equity securities                                 3,213          7           781       2,439
  Other bonds - due after one year through five
    years                                           5,337          -           151       5,186
-----------------------------------------------------------------------------------------------
                                                 $203,071         63        11,239     191,895
-----------------------------------------------------------------------------------------------
Investment securities - held to maturity
  U.S. Treasury                                  $      -          -             -           -
-----------------------------------------------------------------------------------------------

                                                                     1998
---------------------------------------------------------------------------------------------
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES      VALUE
-----------------------------------------------------------------------------------------------
Available for sale securities:
  Mortgage-backed securities                     $162,463        838         202       163,099
  Trust preferred securities - due after ten
    years                                          21,006        226         507        20,725
  Equity securities                                 3,391        441          59         3,773
  Other bonds - due after one year through five
    years                                             100          -           -           100
-----------------------------------------------------------------------------------------------
                                                 $186,960      1,505         768       187,697
-----------------------------------------------------------------------------------------------
Investment securities - held to maturity
  U.S. Treasury:                                 $  5,502         45           -         5,547
-----------------------------------------------------------------------------------------------

    During 1999, 1998 and 1997, the Company recognized gains on the sale of securities of $267,000, $1,090,000 and $479,000, respectively. During 1999, losses on the sale of securities were recognized of $26,000. No losses on the sale of securities were recognized in 1998 and 1997. During 1998, the Company recorded write downs of $352,000 on certain equity securities based on determination of other than temporary declines in market value of those securities.
    At December 31, 1999, available for sale securities with an aggregate carrying value (fair value) of $27,000,000 were pledged as collateral for the Federal Home Loan Bank of Atlanta borrowings. In addition, at December 31, 1999, available for sale securities with an aggregate carrying value (fair value) of $105,000,000 were pledged as collateral for borrowings under repurchase agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

4. LOANS RECEIVABLE
    Approximately 70% of the Company's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential first mortgages with loan-to-value ratios in excess of 80%. In addition, the Company generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.
    Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.
    Loans receivable are summarized as follows (in thousands) at December 31:

                                                                1999       1998
---------------------------------------------------------------------------------
Loans secured by first mortgages on real estate:
  Residential                                                 $ 85,874    63,330
  Commercial                                                    89,470    46,283
  Construction, net of undisbursed principle                    51,699    57,156
---------------------------------------------------------------------------------
Total first mortgage loans                                     227,043   166,769
Commercial                                                      67,917    55,792
Loans secured by second mortgages on real estate                17,930    11,613
Consumer loans                                                  16,232     8,617
Loans secured by deposits and other                                939       188
---------------------------------------------------------------------------------
Total loans                                                    330,061   242,979
---------------------------------------------------------------------------------
Unamortized loan premiums                                           47       108
Unearned income                                                   (580)     (362)
---------------------------------------------------------------------------------
Loans receivable                                              $329,528   242,725
---------------------------------------------------------------------------------

    Nonaccrual loans totaled approximately $4,229,000, $1,520,000 and $1,550,000 at December 31, 1999, 1998 and 1997, respectively. The interest income which would have been recorded in 1999, 1998 and 1997 under the original terms of loans in nonaccrual status at December 31, 1999, 1998 and 1997, respectively, was approximately $271,000, $111,000 and $85,000, respectively. The actual interest income recorded on these loans was approximately $30,000, $67,000 and $77,000, respectively, in 1999, 1998 and 1997.
    Impaired loans totaled $3,638,000 and $1,039,000 at December 31, 1999 and 1998, respectively, and were all collateral dependent loans. Collateral dependent loans are measured based on fair value of the collateral. There were no impaired loans at December 31, 1999 and 1998 with an allocated valuation allowance.
    The average recorded investment in impaired loans was approximately $1,279,000, $1,779,000 and $589,000 at December 31, 1999, 1998 and 1997,
respectively, and no income has been accrued or collected on these loans while they have been classified as impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

4. CONTINUED
    Changes in the allowance for losses on loans are summarized as follows (in thousands):

                                                                1999       1998       1997
--------------------------------------------------------------------------------------------
Balance at beginning of year                                   $2,676     1,614      1,242
Provisions for loan losses                                        785     1,212        472
Charge-offs, net of recoveries                                   (139)     (150)      (100)
--------------------------------------------------------------------------------------------
Balance at end of year                                        $  3,322      2,676      1,614

                                                                                     ESTIMATED
                                                                1999       1998     USEFUL LIVES
------------------------------------------------------------------------------------------------
Buildings and improvements                                      2,719     2,285     10-39 years
Leasehold improvements                                          3,380     2,241     10-15 years
Furniture, fixtures and equipment                               6,829     4,847     3-7 years
------------------------------------------------------------------------------------------------
Total at cost                                                  14,105     9,765
Less accumulated depreciation and amortization                  3,805     2,235
------------------------------------------------------------------------------------------------
Total property and equipment, net                             $10,300     7,530
------------------------------------------------------------------------------------------------

    Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $1,705,000, $1,183,000 and $771,000, respectively.
    The Company and the Bank occupy space leased from a company, of which the Chairman and CEO of the Company, is the owner. In 1999, this company was paid $699,000 for office and branch space. The term of the lease is 15 years. Management believes that such terms are at least as favorable as those that could be obtained from a third party lessor.
    The Bank has opened a full-service branch in seven of Mars Super
Markets, Inc. stores and has installed ATMs in fourteen (14) of the markets. The Bank pays rent of $37,000 per year for approximately 500 square feet of branch space in each store. There is no charge to the Bank for the operation of ATMs in each store. Mars Super Markets is represented on the Board of Directors of the Company and the Bank.
    Minimum lease payments due for each of the next five years are as follows (dollars in thousands):

2000                                                          $ 1,977
2001                                                            1,872
2002                                                            1,626
2003                                                            1,494
2004                                                            1,394
Thereafter                                                      9,462
---------------------------------------------------------------------
                                                              $17,825
---------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

7. DEPOSITS
    Deposits are summarized as follows (dollars in thousands) at December 31:

                                                      1999                     1998
                                              ---------------------   ----------------------
                                                          WEIGHTED                 WEIGHTED
                                                          AVERAGE                  AVERAGE
                                                         EFFECTIVE                EFFECTIVE
                                               AMOUNT       RATE       AMOUNT        RATE
--------------------------------------------------------------------------------------------
Noncertificate:
  Passbook and other                          $ 23,985       2.76%    $  12,117      2.75%
  Interest bearing demand deposits              26,800       1.34%       38,460      1.25%
  Money market accounts                        110,287       4.23%      100,832      4.65%
  Non interest bearing demand deposits          49,735           -       24,054          -
--------------------------------------------------------------------------------------------
Total noncertificate deposits                  210,807                  175,463
--------------------------------------------------------------------------------------------
Certificates of deposit:
  Original maturities:
    Under 12 months                             11,736       4.72%       10,054      4.77%
    12 to 60 months                            135,328       5.27%       69,251      5.72%
  IRA and KEOGH                                 10,880       5.31%        7,543      5.75%
--------------------------------------------------------------------------------------------
Total certificates of deposit                  157,944                   86,848
--------------------------------------------------------------------------------------------
Total deposits                                $368,751                $ 262,311
--------------------------------------------------------------------------------------------

                                                         Percentage               Percentage
Scheduled certificate of deposit maturities:              of total                 of total
--------------------------------------------------------------------------------------------
Under 6 months                                $ 31,497     19.94%     $  27,177     31.29%
6 months to 12 months                           20,880     13.22%        16,230     18.69%
12 months to 24 months                          91,905     58.19%        34,627     39.87%
25 months to 36 months                          11,550      7.31%         6,456      7.43%
36 months to 48 months                           1,280      0.81%           927      1.07%
Over 48 months                                     832      0.53%         1,431      1.65%
--------------------------------------------------------------------------------------------
                                              $157,944    100.00%     $  86,848    100.00%
--------------------------------------------------------------------------------------------

    Certificate of deposits of $100,000 or more totaled approximately $35,058,000 and $18,126,000 at December 31, 1999 and 1998, respectively.
    Deposits of directors, their affiliates and policy making officers were $3,581,000 and $6,529,000 at December 31, 1999 and 1998, respectively.

8. OTHER BORROWINGS
    Other borrowings consist of Federal Home Loan Bank at Atlanta (FHLB) advances, short-term promissory notes and repurchase agreements with callable options. The FHLB advances are available under a specific collateral pledge and security agreement, which allows the Company to borrow up to $121,000,000 and requires the Company to maintain collateral for all of its borrowings in the form of either specific first mortgage loans with outstanding principal equal to 133% of the advances or securities equal to 103% of advances. At December 31, 1999, the Company had approximately $82,000,000 of first mortgage loans pledged as collateral, and $27,000,000 of securities in addition to the balance of FHLB stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

8. CONTINUED
    In addition, at December 31, 1999, available for sale securities with an aggregate carrying value (fair value) of $105,000,000 were pledged as collateral for borrowings under repurchase agreements.
    The counterparties for (and the amounts of) the outstanding repurchase agreements at December 31, 1999 are Salomon Smith Barney, Inc. ($30,000,000), Merrill Lynch Pierce, Fenner & Smith Incorporated ($35,000,000) and Morgan Stanley Dean Witter ($12,185,000), with maturities of 2008, 2003 and 2000, respectively. The carrying value (fair value) of the related securities pledged as collateral are $34,357,000, $36,196,000 and $13,530,000, respectively, resulting in amounts at risk of $4,357,000, $1,196,000 and $1,345,000.
    Certain information regarding borrowings are as follows (dollars in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
---------------------------------------------------------------------------------
Amount outstanding at year-end:
  FHLB short-term advances                                    $ 7,300     19,700
  Short-term promissory notes                                  22,439     22,014
  Short-term repurchase agreements                             12,185     14,450
  FHLB long-term advances                                      80,000     45,000
  Long-term repurchase agreements                              65,000     80,000
Weighted average interest rates at year end:
  FHLB short-term advances                                      4.55%      4.95%
  Short-term promissory notes                                   4.01%      3.72%
  Short-term repurchase agreements                              5.58%      5.62%
  FHLB long-term advances                                       5.02%      5.02%
  Long-term repurchase agreements                               5.35%      5.17%
Maximum outstanding at any month-end:
  FHLB short-term advances                                    $32,300     19,700
  Short-term promissory notes                                  29,705     32,030
  Short-term repurchase agreements                             22,958     14,450
  FHLB long-term advances                                      80,000     45,000
  Long-term repurchase agreements                              87,797     80,000
Average outstanding:
  FHLB short-term advances                                    $ 7,844      4,615
  Short-term promissory notes                                  18,474     11,149
  Short-term repurchase agreements                             15,828      5,386
  FHLB long-term advances                                      64,317     24,507
  Long-term repurchase agreements                              78,857     38,448
Weighted average interest rates during the year:
  FHLB short-term advances                                      5.61%      5.61%
  Short-term promissory notes                                   3.79%      3.96%
  Short-term repurchase agreements                              5.60%      5.97%
  FHLB long-term advances                                       4.94%      5.02%
  Long-term repurchase agreements                               5.26%      5.22%
---------------------------------------------------------------------------------

    The long-term repurchase agreements mature within five to ten years, subject to call provisions beginning in 2000.
    The FHLB long-term advances mature within five to ten years, subject to call provisions beginning in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

9. REDEEMABLE TRUST PREFERRED SECURITIES
    Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely debentures of the Company (trust preferred securities) consist of 2,145,000 securities with a liquidation amount of $10 per security, which were issued in June 1998 by a statutory business trust, Mariner Capital Trust (the "Trust"). The Trust is a wholly owned subsidiary of the Company because the Company owns all of the securities of the Trust that possesses general voting powers. The Trust used the proceeds of the trust preferred securities to purchase at par $22,113,000 of 8.3% junior subordinated debentures of the Company due June 30, 2028. The junior subordinated debentures are the sole assets of the Trust.
    Payments to be made by the Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payments to be made by the Company on the debentures. Considered together, the obligations of the Company constitute a full and unconditional guarantee of the Trust's obligations under the trust preferred securities.
    Distributions on the trust preferred securities are payable from interest payments received on the debentures and are due quarterly at a rate of 8.3% of the liquidation amount, subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. Redemptions of the trust preferred securities are payable at the liquidation amount from redemption payments received on the debentures. The Company may redeem the debentures at par at any time after June 30, 2003.

10. EMPLOYEE BENEFIT PLANS
    (A) PROFIT SHARING PLAN - The Company established a defined contribution plan in 1997, covering employees meeting certain age and service eligibility requirements. The Plan provides for cash deferrals qualifying under
Section 401(k). Matching contributions made by the Company totaled $115,000 and $76,000 in 1999 and 1998, respectively.

    (B) STOCK OPTIONS - The Company has stock option award arrangements which provide for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. Options issued prior to 1999 are exercisable immediately after the date of grant. Beginning in 1999, options granted have a three year vesting schedule with the first year vested upon issuance. The vesting of certain options issued in 1999 are contingent upon the Company's stock trading at a defined premium to the strike price. All options expire ten years after the date of grant.
    Information with respect to stock options is as follows for the years ended December 31, 1999, 1998 and 1997:

                                           1999                  1998                  1997
                                    -------------------   -------------------   -------------------
                                               WEIGHTED              WEIGHTED              WEIGHTED
                                               AVERAGE               AVERAGE               AVERAGE
                                               EXERCISE              EXERCISE              EXERCISE
                                     SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
---------------------------------------------------------------------------------------------------
Outstanding at beginning of year    190,930    $  9.09    192,830    $  9.09    198,660    $  9.09
Granted                             263,910      11.62          -          -          -          -
Exercised                                 -          -     (1,900)      9.09     (4,180)      9.09
Forfeited                            (2,650)      9.09          -          -     (1,650)      9.09
---------------------------------------------------------------------------------------------------
Outstanding at end of year          452,190    $ 10.57    190,930    $  9.09    192,830    $  9.09
---------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

10. CONTINUED

    The options outstanding are summarized as follows at December 31, 1999:

                      OPTIONS
                    OUTSTANDING
---------------------------------------------------
                                    WEIGHT AVERAGE      OPTIONS
                                      REMAINING       EXERCISABLE
      EXERCISE                     CONTRACTUAL LIFE   -----------
        PRICE            SHARES        (YEARS)          SHARES
-----------------------------------------------------------------

       $ 8.69            10,000           9.9             3,333
         9.09           188,280           6.6           188,280
        10.50             3,000           9.6             1,000
        11.75           250,910           9.6             6,970
-----------------------------------------------------------------
       $10.57           452,190           9.5           199,583
-----------------------------------------------------------------

    At December 31, 1999, 1998 and 1997, options to purchase 199,583, 190,930 and 192,830 shares of the Company's common stock were exercisable at weighted average prices of $10.57, $9.09 and $9.09, respectively.
    The option price was equal to the market price of the common stock at the date of grant for all options granted in 1999 and, accordingly, no compensation expense related to options was recognized. If the Company had applied a fair value-based method to recognize compensation cost for the options granted, net income (in thousands) and net income per share would have been changed to the following pro forma amounts for the year ended December 31, 1999:

Net income                               As reported                              $877,000
                                         Pro forma                                 733,000
Net income per share-basic               As reported                                  0.28
                                         Pro forma                                    0.23
Net income per share-diluted             As reported                                  0.26
                                         Pro forma                                    0.22
------------------------------------------------------------------------------------------

    The weighted average fair values of options granted during 1999 were $1,347,000 or $5.10 per share, on the date of grant. The fair values of options granted were calculated using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.55%; risk-free interest rate of 6.01%: expected volatility of 25%; and expected lives of ten years.

    (C) WARRANTS - Warrants to acquire 860,376, 860,376 and 888,605 shares of common stock at $9.09 per share were outstanding and exercisable at December 31, 1999, 1998 and 1997, respectively.

    (D) STOCK PURCHASE - The Company began a stock purchase plan for employees in 1999 whereby the employees can purchase Company stock through payroll deductions. The Company may provide a discount of up to 10% of the purchase price.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

11. INCOME TAXES
    Income taxes (benefit) consists of the following (in thousands) for the years ended December 31:

                                                                1999       1998       1997
--------------------------------------------------------------------------------------------
Current                                                       $   501        112         -
Deferred                                                            9     (1,075)     (192)
--------------------------------------------------------------------------------------------
Income tax expense (benefit)                                  $   510       (963)     (192)
--------------------------------------------------------------------------------------------

    Income taxes (benefit) are reconciled to the amount computed by applying the federal corporate tax rate of 34% to income before taxes as follows (in thousands) for the years ended December 31:

                                                                1999       1998       1997
--------------------------------------------------------------------------------------------
Income tax expense (benefit) at federal corporate rate         $ 472         54         59
Change in valuation allowance                                    107       (918)      (216)
Other                                                            (69)       (99)       (35)
--------------------------------------------------------------------------------------------
Income tax benefit                                             $ 510       (963)      (192)
--------------------------------------------------------------------------------------------

    The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following (in thousands) at December 31:

                                                                1999       1998
---------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans                                $1,178        920
  Realized loss on investments                                      -        135
  Net operating loss carryforwards                                268        428
  Interest and fees on loans                                      150         39
  Other                                                            74          -
---------------------------------------------------------------------------------
Total gross deferred assets                                     1,670      1,522
Less valuation allowance                                         (107)         -
---------------------------------------------------------------------------------
                                                                1,563      1,522
---------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and amortizaton                                     80          2
  Federal Home Loan Bank stock dividends                            -         12
  Excess of fair value of assets acquired over cost                18         34
---------------------------------------------------------------------------------
Total gross deferred tax liabilities                               98         48
---------------------------------------------------------------------------------
Attributable to operations                                      1,465      1,474
Unrealized (gain) loss on investments charged to other
  comprehensive income                                          4,316       (285)
---------------------------------------------------------------------------------
Net deferred tax asset                                         $5,781      1,189
---------------------------------------------------------------------------------

    At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $416,000 which are available to offset future federal taxable income, if any, through 2010. As a result of ownership changes, utilization of a portion of the net operating loss carryforward is subject to annual limitations.
    The Company has net operating loss carryforwards for state income tax purposes of approximately $2,318,000 which is available to offset future state taxable income of First Mariner Bancorp only. Management anticipates that it is more likely than not that the future operations of First Mariner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

11. CONTINUED
Bancorp will not generate sufficient taxable income to realize the deferred tax asset in the amount of $107,000 relating to this state net operating loss.

12. OTHER EXPENSES
    Other expenses are comprised of the following (in thousands) for the years ended December 31:

                                                                1999       1998       1997
--------------------------------------------------------------------------------------------
Service and maintenance                                        $  649        418        190
Office supplies                                                   345        255        149
Amortization of cost of intangible assets                           -        210         75
Cost of ATM network                                               601        427        241
Printing                                                          301        246        192
Corporate insurance                                               108         83        153
Other (a)                                                       2,216      2,034        894
--------------------------------------------------------------------------------------------
Other expenses                                                 $4,220      3,673      1,894
--------------------------------------------------------------------------------------------

(a) No single item included in this category exceeded one percent of total revenues.

13. DIVIDENDS AND EARNINGS PER SHARE
    As a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC), the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. As a commercial bank under the Maryland Financial Institution Law, the Bank may declare cash dividends from undivided profits or, with the prior approval of the Commissioner of Financial Regulation, out of surplus in excess of 100% of its required capital stock, and after providing for due or accrued expenses, losses, interest and taxes.
    The Company and the Bank, in declaring and paying dividends, are also limited insofar as minimum capital requirements of regulatory authorities must be maintained. The Company and the Bank comply with such capital requirements.
    The Company's current ability to pay dividends is largely dependent upon the receipt of dividends from its banking subsidiary, the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. The FRB has issued a policy statement which provides that, as a general matter, insured banks and bank holding companies may pay dividends only out of prior operating earnings. For a Maryland state-chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies, in general, also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines at such distribution would constitute an unsafe or unsound practice.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

13. CONTINUED
    Information relating to the calculations of earnings per common share is summarized as follows (dollars in thousands) for the years ended December 31:

                                                              1999        1998        1997
---------------------------------------------------------------------------------------------
Net income                                                 $      877       1,123         365
---------------------------------------------------------------------------------------------
Weighted-average shares outstanding--basic                  3,166,813   3,158,071   3,151,145
Dilutive securities - stock options and warrants              181,755     371,758     300,136
---------------------------------------------------------------------------------------------
Weighted-average shares outstanding - diluted               3,348,568   3,529,829   3,451,281
---------------------------------------------------------------------------------------------

14. REGULATORY MATTERS
    The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1999 the Bank was "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would change the Bank's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

14. CONTINUED
    Regulatory capital amounts (dollars in thousands) and ratios for the Company and the Bank as of December 31, 1999 and 1998, were:

                                                                      MINIMUM             TO BE WELL
                                                                   REQUIREMENTS           CAPITALIZED
                                                                    FOR CAPITAL              UNDER
                                                                     ADEQUACY          PROMPT CORRECTIVE
                                                ACTUAL               PURPOSES          ACTION PROVISION
                                          -------------------   -------------------   -------------------
                                           AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
---------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1999
Total capital (to risk weighted assets):
    Consolidated                          $53,494     14.6%     $29,227      8.0%     $36,534     10.0%
    The Bank                               43,451     12.1%      28,687      8.0%      35,859     10.0%
Tier 1 capital (to risk weighted
  assets):
    Consolidated                           38,296     10.5%      14,613      4.0%      21,920      6.0%
    The Bank                               40,129     11.2%      14,344      4.0%      21,515      6.0%
Tier 1 capital (to average assets):
    Consolidated                           38,296      6.4%      24,046      4.0%      30,057      5.0%
    The Bank                               40,129      6.6%      24,429      4.0%      30,537      5.0%
AS OF DECEMBER 31, 1998
Total capital (to risk weighted assets):
    Consolidated                           52,162     18.9%      22,092      8.0%      27,616     10.0%
    The Bank                               35,689     13.1%      21,729      8.0%      27,162     10.0%
Tier 1 capital (to risk weighted
  assets):
    Consolidated                           37,381     13.5%      11,046      4.0%      16,570      6.0%
    The Bank                               33,013     12.2%      10,865      4.0%      16,297      6.0%
Tier 1 capital (to average assets):
    Consolidated                           37,381      8.1%      18,541      4.0%      23,176      5.0%
    The Bank                               33,013      7.2%      18,293      4.0%      22,866      5.0%
---------------------------------------------------------------------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

15. FAIR VALUE OF FINANCIAL INSTRUMENTS
    Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of December 31, 1999 and 1998.
    The carrying value and estimated fair value of financial instruments is summarized as follows (in thousands):

                                                                  1999                     1998
                                                         ----------------------  ------------------------
                                                         CARRYING    ESTIMATED    CARRYING     ESTIMATED
                                                           VALUE    FAIR VALUE      VALUE     FAIR VALUE
---------------------------------------------------------------------------------------------------------
Assets:
  Cash and interest-bearing deposits                     $  43,836      43,836       24,439       24,439
  Investment securities                                    191,895     191,895      193,199      193,244
  Loans receivable                                         326,206     331,067      240,049      246,787
  Loans held for sale                                       26,299      26,299       21,321       21,321
Liabilities:
  Deposit accounts                                         368,751     366,931      262,311      262,588
  Borrowings                                               109,739     109,503       86,714       87,855
  Repurchase agreements                                     77,185      77,209       94,450       95,777
  Company-obligated manditorily redeemable preferred
    securities of subsidiary trust holding solely
    debentures of the company                               21,450      20,808       21,450       22,145
Off balance sheet instruments:
  Commitments to extend credit                                   -           -            -            -
  Loans sold with recourse                                       -           -            -            -
  Unused lines of credit                                         -           -            -            -
---------------------------------------------------------------------------------------------------------

    (A) CASH ON HAND AND IN BANKS - The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

    (B) FEDERAL FUNDS SOLD - The carrying amount for federal funds sold approximates fair value due to the overnight maturity of these instruments.

    (C) INVESTMENT SECURITIES - The fair value of investment securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

    (D) LOANS - Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories. The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate.
    The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company's historical loss percentage for each specific loan category.

    (E) DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing now accounts, money market and statement savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

15. CONTINUED
value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

    (F) BORROWINGS - Borrowings were segmented into categories with similar financial characteristics. Federal funds and short-term repurchase agreements fair value approximates carrying values. All other borrowings were discounted at a cash flow approach based on market rates as of December 31, 1999 specific for each category.

    (G) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - The Company's adjustable rate commitments to extend credit move with market rates and are not subject to interest rate risk. The rates and terms of the Company's fixed rate commitments to extend credit are competitive with others in the various markets in which the Company operates. The fair values of these instruments are immaterial.
    The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

    (H) LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

16. SEGMENT INFORMATION
    The Company is in the business of providing financial services, and operates in two business segments--commercial and consumer banking and mortgage banking. Commercial and consumer banking is conducted through the Bank and involves delivering a broad range of financial products and services, including lending and deposit taking, to individuals and commercial enterprises. Mortgage banking is conducted through First Mariner Mortgage Corporation, a subsidiary of the Bank, and involves originating residential single family mortgages for sale in the secondary market and to the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

16. CONTINUED
    The following table presents certain information regarding these business segments for the year ended December 31, 1999 and 1998 (dollars in thousands). Information is not available for years prior to 1998.

                                                                   1999                  1998
-----------------------------------------------------------------------------------------------------
Total revenue:
  Commercial and consumer banking                                     $  21,804(1)             15,420(1)
  Mortgage banking                                             4,498                 2,761
  Less related party transactions                              1,387           (3)      (564)          (3)
-----------------------------------------------------------------------------------------------------
                                                                          3,111(2)              2,197(2)
-----------------------------------------------------------------------------------------------------
Consolidated revenue                                                  $  24,915                17,617
-----------------------------------------------------------------------------------------------------
Income before income taxes:
  Commercial and consumer banking                                     $   2,749(1)                206(1)
  Mortgage banking                                                25                   518
  Less related party transactions                              1,387           (3)      (564)          (3)
-----------------------------------------------------------------------------------------------------
                                                                         (1,362 (2)               (46)(2)
-----------------------------------------------------------------------------------------------------
Consolidated income before income taxes                               $   1,387                   160
-----------------------------------------------------------------------------------------------------
Identifiable assets:
  Commercial and consumer banking                                     $ 600,872               473,441
  Mortgage banking                                                       15,200                24,046
-----------------------------------------------------------------------------------------------------
Consolidated total assets                                             $ 616,072               497,487
-----------------------------------------------------------------------------------------------------

(1) Includes net interest income of $17,283 and $11,801 for 1999 and 1998, respectively.

(2) Includes net interest income of $368 and $221 for 1999 and 1998, respectively.

(3) Management's policy for the mortgage banking segment is to recognize a gain for loans sold to the Bank at market prices determined on an individual loan basis.

17. COMPREHENSIVE INCOME
    The Company's components of comprehensive income are as follows (in thousands) for the years ended December 31:

                                                                              1999       1998       1997
-----------------------------------------------------------------------------------------------------------
Net income                                                                  $     877      1,123        365
-----------------------------------------------------------------------------------------------------------
Other comprehensive income items:
  Unrealized holding gains (losses) arising during the period (net of tax
    (benefit) of $(2,978), $335, and $273, respectively)                       (7,164)       596        625
  Less: reclassification adjustment for gains (net of tax of $93, $266,
    and $172, respectively) included in net income                                148        472        307
-----------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss) items                                  (7,312)       124        318
-----------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                           $  (6,435)     1,247        683
-----------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

18. FINANCIAL INFORMATION OF PARENT COMPANY
    The following is financial information of First Mariner Bancorp (parent company only):

                                                                                       DECEMBER 31,
                                                                                   --------------------
STATEMENTS OF FINANCIAL CONDITION                                                    1999       1998
-------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Assets:
  Cash                                                                             $   2,254      8,883
  Loans                                                                                4,810      2,960
  Available for sale securities                                                        2,439      3,773
  Investment in subsidiary                                                            32,342     33,230
  Other assets                                                                         1,959      2,494
-------------------------------------------------------------------------------------------------------
Total assets                                                                       $  43,804     51,340
-------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Other liabilities                                                                $     491      1,402
  Company-obligated manditorily redeemable preferred securities
    of subsidiary trust holding solely debentures of the Company                      21,450     21,450
  Stockholders' equity                                                                21,863     28,488
-------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                         $  43,804     51,340
-------------------------------------------------------------------------------------------------------

                                                                                FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
STATEMENTS OF OPERATIONS                                                    1999       1998       1997
---------------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
Income:
  Interest income on investments                                          $     532        497        295
  Interest income on loans                                                      351         74          -
  Gain on securities                                                            182        690        455
  Other income                                                                   75        208         20
---------------------------------------------------------------------------------------------------------
Total income                                                                  1,140      1,469        770
---------------------------------------------------------------------------------------------------------
Expenses:
  Interest expense                                                            1,881        940          -
  Salaries and employee expenses                                                486        837        524
  Amortization                                                                    -         12          7
  Professional expenses                                                          65        312         52
  Other expenses                                                                247        222         16
---------------------------------------------------------------------------------------------------------
Total expenses                                                                2,679      2,323        599
---------------------------------------------------------------------------------------------------------
Income (loss) before income tax benefit                                      (1,539)      (854)       171
Income tax benefit                                                             (602)      (963)      (192)
---------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income (loss) of the Bank            (937)       109        363
Equity in undistributed net income of the Bank                                1,814      1,014          2
---------------------------------------------------------------------------------------------------------
Net income                                                                $     877      1,123        365

---------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------
DECEMBER 31, 1999, 1998 AND 1997          FIRST MARINER BANCORP AND SUBSIDIARIES

18. CONTINUED

                                                                               FOR THE YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
STATEMENTS OF CASH FLOWS                                                   1999       1998       1997
--------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Income before undistributed net income (loss) of the Bank              $    (937)       109        363
  Depreciation and amortization                                                  -         12          7
  Increase (decrease) in other liabilities                                    (911)       833       (169)
  Increase in other assets                                                  (5,621)    (2,467)       (27)
  Gain on securities                                                          (182)      (690)      (455)
--------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                       (7,651)    (2,203)      (281)
--------------------------------------------------------------------------------------------------------
Net cash flows from investing activities:
  Investment in subsidiaries                                                 2,702    (13,927)         -
  Loan disbursements, net                                                   (1,850)    (2,960)         -
  Purchase of available for sale securities                                 (1,478)    (8,050)    (1,562)
  Sale of available for sale securities                                      1,838      7,131        496
--------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                          1,212    (17,806)    (1,066)
--------------------------------------------------------------------------------------------------------
Net cash flows from financing activities:
  Proceeds from stock issuance, net                                              -        275      2,487
  Proceeds from trust preferred securities offering                              -     21,450          -
  Dividends paid                                                              (190)         -          -
--------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                           (190)    21,725      2,487
Net increase (decrease) in cash and temporary investments                   (6,629)     1,716      1,140
--------------------------------------------------------------------------------------------------------
Cash and temporary investments at beginning of year                          8,883      7,167      6,027
--------------------------------------------------------------------------------------------------------
Cash and temporary investments at end of year                            $   2,254      8,883      7,167
--------------------------------------------------------------------------------------------------------

DIRECTORS AND OFFICERS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

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

Barry B. Bondroff
PRESIDENT & MANAGING DIRECTOR
GRABUSH, NEWMAN & CO., P.A.

Edith B. Brown
DIRECTOR OF PUBLIC & COMMUNITY RELATIONS
THE BALTIMORE ARENA

Rose M. Cernak
PRESIDENT
OLDE OBRYCKI'S CRAB HOUSE, INC.

Christopher P. D'Anna
EXECUTIVE VICE PRESIDENT
MARS SUPER MARKETS, INC.

Howard Friedman
CHAIRMAN
ARCA CAPITAL

Bruce H. Hoffman
VICE PRESIDENT
GILBANE BUILDING CO.

Melvin S. Kabik
COMMERCIAL REAL ESTATE INVESTOR

Michael J. Lynch
VICE PRESIDENT
THE GENERAL SHIP REPAIR COMPANY

Jay J. J. Matricciani
PRESIDENT
THE MATRICCIANI COMPANY

James P. O'Conor
PRESIDENT & CEO
O'CONOR, PIPER & FLYNN

John J. Oliver, Jr.
CEO AND PUBLISHER
AFRO-AMERICAN PUBLISHING CO.

Dr. Patricia Schmoke
LIBERTY MEDICAL CENTER
SINAI HOSPITAL

Hanan Y. Sibel
CEO
SIBEL ENTERPRISES

Leonard Stoler
OWNER & PRESIDENT
LEN STOLER, INC.

Captain Michael R. Watson
PRESIDENT
ASSOCIATION OF MARYLAND PILOTS

FIRST MARINER BANCORP
SENIOR OFFICERS

Edwin F. Hale, Sr.
CHAIRMAN & CHIEF EXECUTIVE OFFICER

Joseph A. Cicero
PRESIDENT & CHIEF OPERATING OFFICER

George H. Mantakos
EXECUTIVE VICE PRESIDENT

Eugene A. Friedman
VICE PRESIDENT &
CORPORATE SECRETARY

FIRST MARINER MORTGAGE
COMPANY

Brett J. Carter
PRESIDENT

Joseph A. Cicero
CHIEF OPERATING OFFICER

Albert Kavalsky
SENIOR VICE PRESIDENT

Lynda J. Goldberg
SENIOR VICE PRESIDENT

William A. Benner
VICE PRESIDENT

Deborah J. Leypoldt
VICE PRESIDENT

Barbara O'Brien Greaver
VICE PRESIDENT

Patty Robinson
VICE PRESIDENT

Carla Commons
VICE PRESIDENT

Tammy Pover
VICE PRESIDENT

DIRECTORS AND OFFICERS
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

FIRST MARINER BANK
SENIOR OFFICERS

Edwin F. Hale, Sr.
CHAIRMAN & CHIEF EXECUTIVE OFFICER

George H. Mantakos
PRESIDENT

Joseph A. Cicero
CHIEF OPERATING OFFICER

Dennis Finnegan
EXECUTIVE VICE PRESIDENT
RETAIL BANKING

M. Neil Brownawell, II
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Eugene Fischgrund
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

James Gast
SENIOR VICE PRESIDENT
ADMINISTRATION

Lawrence W. Mathe
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

William A. Murphy
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Gerard T. Stanczyk
SENIOR VICE PRESIDENT
SYSTEMS

William F. Thompson
SENIOR VICE PRESIDENT
INTERNAL AUDIT

Robert P. Warr
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

John Winkler
SENIOR VICE PRESIDENT
COMMERCIAL LENDING

Lila E. Yingling
SENIOR VICE PRESIDENT
OPERATIONS

Linda R. Heier
REGIONAL VICE PRESIDENT
BRANCH ADMINISTRATION

Wayne W. Spencer
REGIONAL VICE PRESIDENT
BRANCH ADMINISTRATION

Rodney J. Baker
VICE PRESIDENT
CONSUMER LENDING

Tina Barnickel
VICE PRESIDENT
ACCOUNTING

Kathy J. Bennett
VICE PRESIDENT
BRANCH ADMINISTRATION

Frances Crawford
VICE PRESIDENT
BRANCH ADMINISTRATION

Robert Friday, Jr.
VICE PRESIDENT
BRANCH ADMINISTRATION

Eugene A. Friedman
VICE PRESIDENT & CORPORATE SECRETARY

Linda D. Gaunt
VICE PRESIDENT
BRANCH ADMINISTRATION

Anthony Grosse
VICE PRESIDENT
LOAN OPERATIONS

Kenneth C. Jones
VICE PRESIDENT
FACILITIES

Imelda Liberatore
VICE PRESIDENT
BRANCH ADMINISTRATION

Belinda Norton
VICE PRESIDENT
ACCOUNTING

John Soos
VICE PRESIDENT
BRANCH ADMINISTRATION

Richard Sutton
VICE PRESIDENT
BRANCH ADMINISTRATION

Ralph Wood
VICE PRESIDENT
BRANCH ADMINISTRATION

SHAREHOLDER INFORMATION
-------------------------------------------------------------------
                                          FIRST MARINER BANCORP AND SUBSIDIARIES

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

ANNUAL MEETING

The 2000 Annual Meeting of Stockholders
will be held on May 2, 2000 at First Mariner Bank, 1801 S. Clinton St., Baltimore, Maryland.

1999 ANNUAL REPORT AND FORM 10-K

This report is submitted for the general information of the stockholders of First Mariner Bancorp and is not intended to be used in connection with any sale or purchase of securities. Copies of Form 10-K are available from the Corporate Secretary of First Mariner Bancorp without charge.